                                                                  Exhibit 10.27
                                                                      EXECUTION

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                                 LOAN AGREEMENT

                          Dated as of November 29, 1999

                                      among

                          BUSH ACQUISITION CORPORATION

                       the Lenders and the Issuing Lender
                               referred to herein

                                       and

                              BANK OF AMERICA, N.A.

                             as Administrative Agent
                      for itself and for the other Lenders


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

                                TABLE OF CONTENTS
                                -----------------
                                                                          PAGE
                                                                          ----
ARTICLE 1
       DEFINITIONS AND ACCOUNTING TERMS ....................................  1
       1.1     Defined Terms ...............................................  1
       1.2     Use of Defined Terms ........................................ 27
       1.3     Accounting Terms ............................................ 27
       1.4     Rounding .................................................... 27
       1.5     Exhibits and Schedules ...................................... 27
       1.6     Miscellaneous Terms ......................................... 27

ARTICLE 2
       LOANS AND LETTERS OF CREDIT ......................................... 28
       2.1     Loans -- General ............................................ 28
       2.2     Base Rate Loans ............................................. 29
       2.3     Eurodollar Rate Loans ....................................... 29
       2.4     Redesignation of Loans ...................................... 29
       2.5     Letters of Credit ........................................... 30
       2.6     Extensions of the Revolver Termination Date ................. 32
       2.7     Mandatory Prepayments of the Term Loans ..................... 32
       2.8     Reductions of the Revolving Commitment ...................... 33
       2.9     Rights to Assume Funds Available for Advances ............... 33
       2.10    Collateral .................................................. 34

ARTICLE 3
       PAYMENTS AND FEES ................................................... 35
       3.1     Principal and Interest ...................................... 35
       3.2     Commitment Fees ............................................. 36
       3.3     Letter of Credit Fees ....................................... 36
       3.4     Facility Fees ............................................... 36
       3.5     Capital Adequacy ............................................ 36
       3.6     Eurodollar Fees and Costs ................................... 36
       3.7     Post Default Interest and Late Payments ..................... 39
       3.8     Right to Assume Payments Will be Made by Borrower ........... 39
       3.9     Computation of Interest and Fees............................. 39
       3.10    Non-Business Days ........................................... 39
       3.11    Manner and Treatment of Payments ............................ 39
       3.12    Funding Sources ............................................. 40
       3.13    Failure to Charge Not Subsequent Waiver ..................... 40
       3.14    Authority to Charge Account ................................. 40
       3.15    Survivability ............................................... 41

ARTICLE 4
       REPRESENTATIONS AND WARRANTIES ...................................... 42
       4.1     Existence and Qualification; Power; Compliance With Laws .... 42
       4.2     Authority; Compliance With Other Agreements and Instruments
               and Government Regulations................................... 42

       4.3     No Governmental Approvals Required .......................... 43
       4.4     Subsidiaries ................................................ 43
       4.5     Financial Statements ........................................ 43
       4.6     No Other Liabilities; No Material Adverse Effect ............ 44
       4.7     Title to and Location of Property ........................... 44
       4.8     Real Property ............................................... 44
       4.9     Intangible Assets ........................................... 44
       4.10    Governmental Regulation ..................................... 44
       4.11    Litigation .................................................. 44
       4.12    Binding Obligations ......................................... 45
       4.13    No Default .................................................. 45
       4.14    ERISA ....................................................... 45
       4.15    Regulations T, U and X ...................................... 46
       4.16    Disclosure .................................................. 46
       4.17    Tax Liability ............................................... 46
       4.18    Projections ................................................. 46
       4.19    Security Interests .......................................... 46
       4.20    Hazardous Materials ......................................... 47
       4.21    Material Contracts .......................................... 48
       4.22    Year 2000 Compliance ........................................ 48
       4.23    Merger and Purchase Agreement ............................... 48
       4.24    Merger and Purchase Agreement ............................... 48

ARTICLE 5
       AFFIRMATIVE COVENANTS
       (OTHER THAN INFORMATION AND
       REPORTING REQUIREMENTS) ............................................. 49
       5.1     Payment of Taxes and Other Potential Liens .................. 49
       5.2     Preservation of Existence ................................... 49
       5.3     Maintenance of Properties ................................... 49
       5.4     Maintenance of Insurance .................................... 49
       5.5     Compliance With Laws ........................................ 50
       5.6     Inspection Rights ........................................... 50
       5.7     Keeping of Records and Books of Account ..................... 50
       5.8     Compliance With Agreements .................................. 50
       5.9     Use of Proceeds ............................................. 50
       5.10    Hazardous Materials Laws .................................... 51
       5.11    Future Guarantors and Collateral ............................ 51
       5.12    Further Assurances .......................................... 51

ARTICLE 6
       NEGATIVE COVENANTS .................................................. 53
       6.1     Prepayment of Subordinated Obligations and Earn Out Payments. 53
       6.2     Disposition of Property ..................................... 53
       6.3     Mergers ..................................................... 53
       6.4     Acquisitions and Investments ................................ 53
       6.5     Distributions and Other Restricted Payments ................. 54
       6.6     ERISA ....................................................... 54

       6.7     Change in Name; Nature of Business .......................... 55
       6.8     Indebtedness and Contingent Obligations ..................... 55
       6.9     Liens; Negative Pledges; Sales and Leasebacks ............... 55
       6.10    Transactions with Affiliates ................................ 56
       6.11    Net Worth ................................................... 56
       6.12    Leverage Ratio .............................................. 56
       6.13    Minimum EBITDA .............................................. 56
       6.14    Minimum EBITDA Prior to Fanning Losses ...................... 56
       6.15    Fixed Charge Coverage Ratio ................................. 57
       6.16    Current Ratio ............................................... 57
       6.17    Profitability ............................................... 57
       6.18    Maximum Capital Expenditures ................................ 57
       6.19    Maximum Research and Development Expenditures ............... 57
       6.20    Landec Distributions ........................................ 57
       6.21    Earn-Out Payments ........................................... 58
       6.22    Interest Rate Protection .................................... 59
       6.23    Change of Location .......................................... 59
       6.24    Use of Hazardous Substances ................................. 59
       6.25    Consolidated Tax Returns .................................... 59

ARTICLE 7
       INFORMATION AND REPORTING REQUIREMENTS .............................. 60
       7.1     Financial and Business Information .......................... 60
       7.2     Compliance Certificates ..................................... 62

ARTICLE 8
       CONDITIONS .......................................................... 63
       8.1     Conditions to the Initial Loans and Letters of Credit ....... 63
       8.2     Any Increasing Loan ......................................... 66

ARTICLE 9
       EVENTS OF DEFAULT AND REMEDIES ...................................... 68
       9.1    Events of Default ............................................ 68
       9.2    Remedies Upon Event of Default ............................... 70

ARTICLE 10
       THE ADMINISTRATIVE AGENT ............................................ 73
       10.1   Appointment and Authorization ................................ 73
       10.2   Delegation of Duties ......................................... 73
       10.3   Liability of the Administrative Agent ........................ 73
       10.4   Reliance by Administrative Agent ............................. 73
       10.5   Notice of Default ............................................ 74
       10.6   Credit Decision .............................................. 74
       10.7   Indemnification .............................................. 75
       10.8   Bank of America in its Individual Capacity ................... 75
       10.9   Successor Agents ............................................. 75
       10.10  Action by the Administrative Agent; Collateral Matters ....... 76
       10.11  No Obligations of Borrower ................................... 76
       10.12  Proportionate Interest of the Lenders in Collateral .......... 77

ARTICLE 11
       MISCELLANEOUS ....................................................... 78
       11.1   Cumulative Remedies; No Waiver ............................... 78
       11.2   Amendments; Consents ......................................... 78
       11.3   Costs, Expenses and Taxes .................................... 79
       11.4   Nature of Lenders' Obligations ............................... 79
       11.5   Survival of Representations and Warranties ................... 79
       11.6   Notices ...................................................... 79
       11.7   Execution of Loan Documents .................................. 80
       11.8   Binding Effect; Assignment ................................... 80
       11.9   Foreign Lenders and Participants ............................. 81
       11.10  Right of Setoff ... .......................................... 82
       11.11  Sharing of Setoff ............................................ 82
       11.12  Indemnity by Borrower ........................................ 83
       11.13  Nonliability of the Creditors ................................ 83
       11.14  No Third Parties Benefitted .................................. 84
       11.15  Further Assurances ........................................... 84
       11.16  Confidentiality .............................................. 84
       11.17  Integration .................................................. 84
       11.18  Severability of Provisions ................................... 85
       11.19  Independent Covenants ........................................ 85
       11.20  Headings ..................................................... 85
       11.21  Arbitration Reference ........................................ 85
       11.22  Environmental Indemnity ...................................... 86
       11.23  Releases of the Pledge Agreements ............................ 87
       11.24  Jurisdiction and Venue ....................................... 87
       11.25  JURY TRIAL WAIVER ............................................ 87
       11.26  GOVERNING LAW ................................................ 88
       11.27  PURPORTED ORAL AMENDMENTS .................................... 88


EXHIBITS
--------

A      -      Assignment Agreement
B      -      Borrowing Base Certificate
C      -      Compliance Certificate
D      -      Form of Revolving Note
E      -      Form of A Term Note
F      -      Farmer Agreement
G      -      Request For Letter of Credit
H      -      Request For Loan
I      -      Request For Redesignation
J      -      Trademark Security Agreement
K      -      Patent Security Agreement

SCHEDULES
---------

1.1    -      Existing Apio Debt
1.2    -      Value Added Equipment Subject to Sale and Leaseback
4.1    -      Warrants and Options
4.4    -      Subsidiaries
4.5    -      Pro Forma Opening Balance Sheet
4.7    -      Locations of Property
4.8    -      Real Property Owned and Leased
4.11   -      Litigation
4.14   -      Pension Plans
4.18   -      Projections
4.21   -      Material Contracts
6.8    -      Existing Indebtedness
6.9    -      Existing Liens
6.4    -      Investments

                                 LOAN AGREEMENT

                          Dated as of November 29, 1999

                  This LOAN AGREEMENT is entered into by and among BUSH ACQUISITION CORPORATION, a Delaware corporation (the "Borrower"), the lenders named on the signature pages hereof or which hereafter become parties hereto in accordance with Section 11.8, hereof, as the Lenders, and BANK OF AMERICA, N.A., as Administrative Agent for itself and for the other Lenders.

                                    RECITALS

         A. Pursuant to the Merger and Purchase Agreement described herein, Borrower proposes to acquire, both by way of purchase and by way of merger, the Acquired Companies described below.

         B. Upon the consummation of the transactions contemplated by the Merger and Purchase Agreement, Borrower shall (a) merge with Apio, Inc., a California corporation ("Old Apio" with Borrower the survivor) and assume the name Apio, Inc., a Delaware corporation, and (b) acquire and thereafter hold as direct Subsidiaries the remainder of the Acquired Companies (other than Apio Produce Sales, a California general partnership, which shall be immediately merged into Borrower with Borrower as the surviving corporation).

                  In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                    ARTICLE 1

                        DEFINITIONS AND ACCOUNTING TERMS

                  1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the respective meanings set forth below:

                           "A TERM NOTES" means the notes evidencing the Term Loans, substantially in the form of Exhibit E.

                           "ACQUIRED COMPANIES" means Old Apio and those of its Affiliates to be acquired by Borrower pursuant to the Merger and Purchase Agreement on the Closing Date.

                           "ACQUISITION" means any transaction, or any series of related transactions, by which Borrower and/or any Subsidiary of Borrower directly or indirectly (i) acquires any business or all or substantially all of the assets of any firm, partnership, joint venture, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors, or (iii) acquires control of a 50% or more ownership interest in any partnership or joint venture.

                           "ADJUSTED QUARTERLY TAX DISTRIBUTIONS" means, for any Fiscal Year, the sum of the Quarterly Tax Distributions made during that Fiscal Year PLUS or minus (as applicable) the: Tax Settlement for that Fiscal Year.

                           "ADMINISTRATIVE AGENT" means Bank of America, when acting in its capacity as Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

                           "ADMINISTRATIVE AGENT'S OFFICE" means the
         Administrative Agent's address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.

                           "ADVANCE" means any advance made or to be made by any Lender under its Pro Rata Share of a Revolving Commitment or Term Commitment, as the case may be, and INCLUDES each Base Rate Advance and each Eurodollar Rate Advance.

                           "AFFILIATE" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of Securities or partnership or other ownership interests, by contract or otherwise); PROVIDED that, in any event, any Person that owns, directly or indirectly, 10% or more of the Securities having ordinary voting power for the election of directors or other governing body of a corporation (OTHER THAN Securities having such power only by reason of the happening of a contingency), or 10% or more of the partnership or other ownership interests of any other Person (OTHER THAN as a limited partner of such other Person), will be deemed to control such corporation or other Person.

                           "AGENT RELATED PERSONS" means Bank of America and any successor Administrative Agent, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

                           "AGGREGATE TAX DISTRIBUTIONS" means, with respect to any Fiscal Year, the total amount paid to Landec in respect of income taxes for that Fiscal Year, whether by way of Quarterly Tax Distributions, Tax Settlements, or Tax Gross-Up's.

                           "AGREEMENT" means this Loan Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

                           "AMORTIZATION AMOUNT" means, as to each Amortization Date described below, the amount set forth below opposite that Amortization Date:

                           AMORTIZATION DATES           AMOUNT
                           ------------------           ------

                           April 30, 2000               $500,000
                           July 31, 2000                $500,000
                           October 31, 2000             $500,000

                           January 31,2001
                           through October 31,2001      $562,500

                           January 31, 2002 through
                           the Term Maturity Date       $875,000.

                           "AMORTIZATION DATE" means April 30, 2000 and each subsequent July 31, October 31, January 31 and April 30 through the Term Maturity Date.

                           "ANNUAL TAX AMOUNT" means, for each Fiscal Year, an amount equal to Borrower's share of Landec's actual cash liability for income tax payments due with respect to the income of Landec and its consolidated subsidiaries during that Fiscal Year, with Borrower's share being determined on the basis of the proportion which Borrower's pre-tax profits during that Fiscal Year bear to the pre-tax profits of Landec's other profitable Subsidiaries during that Fiscal Year.

                           "APIO COOLING" means Apio Cooling, a California limited partnership of which Borrower is the sole general partner.

                           "APPROVED SWAP AGREEMENT" means each interest rate, currency or other similar swap or hedging agreement between Borrower and any Lender, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended, replaced or supplanted.

                           "ASSIGNMENT AGREEMENT" means an Assignment Agreement substantially in the form of Exhibit A.

                           "BANK OF AMERICA" means Bank of America, N.A., its successors and assigns.

                           "BASE MARGIN" means (a) for the Initial Pricing Period, one-half of one percent (0.50%), and (b) for each subsequent Pricing Period, the interest rate margin set forth below opposite the Pricing Level for that Pricing Period:

                           PRICING LEVEL                BASE RATE MARGIN
                           -------------                ----------------

                               I                            0.00%
                               II                           0.25%
                               III                          0.50%

                           "BASE RATE" means the greater of (a) the Prime Rate or (b) the Federal Funds rate plus 0.50%.

                           "BASE RATE ADVANCE" means each Advance made by a Lender designated as a Base Rate Advance in accordance with Article 2.

                           "BASE RATE LOAN" means a Loan made hereunder and designated as a Base Rate Loan in accordance with Article 2.

                           "BORROWER" means, Bush Acquisition Corporation, a Delaware corporation, and its successors and permitted assigns, including after the Merger, Apio, Inc., a Delaware corporation.

                           "BORROWER PLEDGE AGREEMENT" means the pledge agreement to be executed and delivered, subject to Section 11.23, on the Closing Date by Borrower with respect to 100% of the capital stock of each of the Subsidiaries of Borrower, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

                           "BORROWER SECURITY AGREEMENT" means a security agreement executed on the Closing Date in favor of the Administrative Agent for the benefit of the Lenders executed by Borrower, covering all of the personal property of Borrower, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

                           "BORROWING BASE" means, as of each date of determination, an amount determined by the Administrative Agent with reference to the most recent Borrowing Base Certificate to be equal to the SUM of:

                           (a) eighty percent (80%) of the aggregate book value of the Eligible Receivables; PLUS

                           (b) fifty percent (50%) of the aggregate amount of
                  the of Eligible Notes Receivable (such aggregate amount not to exceed $3,000,000 and resulting in an increase to the Borrowing Base not to exceed $1,500,000); PLUS

                           (c) twenty five percent (25%) of Eligible Inventory; MINUS

                           (d) one hundred percent (100%) of Grower Payables.

                           "BORROWING BASE CERTIFICATE" means a borrowing base certificate in the form of Exhibit B, properly completed and executed in the manner set forth in Section 2.11.

                           "BUSINESS DAY" means any Monday, Tuesday, Wednesday, Thursday or Friday, OTHER THAN a day on which banks are authorized or required to be closed in California.

                           "CAPITAL EXPENDITURE" means any expenditure during any fiscal period that is considered a capital expenditure under GAAP, consistently applied, INCLUDING any amount that is required to be treated as an asset subject to a Capital Lease.

                           "CAPITAL LEASE" means, as to any Person, a lease of any Property by that Person as lessee that is, or should be in accordance with Financing Accounting Standards Board

         Statement No. 13, recorded as a "capital lease" on the balance sheet of that Person prepared in accordance with GAAP.

                           "CASH" means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.

                           "CASH EQUIVALENTS" means:

                           (a)      direct obligations of the United States
         government;

                           (b) commercial paper that is rated P-1 or higher by Moody's Investors Service, Inc. or A-1 or higher by Standard and Poor's Corporation and that is issued by issuers whose long term unsecured debt rating is A1/A+ or better and that have not been identified by either rating agency as an issuer whose rating is likely to be downgraded;

                           (c) banker's acceptances and certificates of deposit of any Lender or any United States bank whose total assets are at least $10,000,000,000 and whose senior long term debt is rated A2/A or higher by Moody's Investors Service, Inc. and Standard and Poor's Corporation; and

                           (d) repurchase obligations, Dollar investments in money market funds, and tax exempt municipal notes, PROVIDED that the debt ratings and/or standings of the issuers thereof are comparable in quality to those set forth in clauses (b) and (c) above;

         PROVIDED that such Cash Equivalents that are not money market funds must have remaining maturities not in excess of one year, and such Cash Equivalents that are money market funds must have average remaining maturities not in excess of one year and be able to be withdrawn by Borrower upon demand.

                           "CHANGE IN CONTROL" means (a) any transaction or series of related transactions in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 10% or more of the outstanding Common Stock, or 20% or more of the common stock of Landec,
         (b) Landec, Borrower or any of its Subsidiaries consolidate with or merge into another Person or convey, transfer, or lease their properties and assets substantially as an entirety to any Person or any Person consolidates with or merges into Landec, Borrower or such Subsidiary (other than with respect to any Subsidiaries of Borrower, into Borrower or any other Subsidiary of Borrower), in either event pursuant to a transaction in which the outstanding Common Stock is changed into or exchanged for cash, securities or other property, with the effect that any Unrelated Person becomes the beneficial owner, directly or indirectly, of 10% or more of Common Stock or 20% or more of the common stock of Landec or that the Persons who were the holders of Common Stock (or the common stock of Landec) immediately prior to the transaction hold less than 90% (or in the case of Landec, 80%) of the common stock of the surviving corporation after the transaction,
         (c) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the board of directors of Landec (together with any new or replacement directors whose election by the board of directors, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office, (d) a "change in control" as defined in any document governing Indebtedness of Borrower or any of the Subsidiaries in excess of $500,000 which gives the holders of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof, or (e) after the Closing Date, Nicholas Tompkins fails, at any time, to be actively involved in the management of the affairs of Borrower in a senior executive capacity.

                           "CLOSING DATE" means the time and Business Day on which the consummation of all of the transactions contemplated in
         Section 8.1 occurs.

                           "CODE" means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

                           "COLLATERAL" means, collectively, all of the collateral subject to the Liens, or intended to be subject to the Liens, created by the Collateral Documents.

                           "COLLATERAL DOCUMENTS" means, collectively, the Borrower Security Agreement, the Guarantor Security Agreement, the Pacific West Security Agreement, the Landec Pledge Agreement, the Borrower Pledge Agreement, the Trademark Security Agreement, the Patent Security Agreement, the Deeds of Trust and any other pledge agreement, hypothecation agreement, security agreement, assignment, deed of trust, mortgage or similar instrument executed by Borrower or any of its Subsidiaries to secure the Obligations.

                           "COMMISSION" means the Securities and Exchange Commission.

                           "COMMITMENT FEE RATE" means (a) for the Initial Pricing Period, one-quarter of one percent (0.25%), and (b) for each Pricing Period thereafter, the rate per annum set forth below opposite the Pricing Level in effect during that Pricing Period:

                           PRICING LEVEL                COMMITMENT FEE RATE
                           -------------                -------------------

                               I                               0.125%
                               II                              0.250%
                               III                             0.250%

                           "COMMITMENTS" means, collectively, the Revolving Commitment and the Term Commitment.

                           "COMMON STOCK" means the common stock of Borrower or any of its Subsidiaries.

                           "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit C, properly completed and signed by a Senior Officer of Borrower and delivered to the Administrative Agent.

                           "CONTINGENT OBLIGATION" means, as to any Person, any
         (a) direct or indirect guarantee of Indebtedness of, or other obligation performable by, any other Person, INCLUDING any endorsement (other than for collection Or deposit in the ordinary course of business), co-making or sale with recourse of the obligations of any other Person,
         (b) contingent reimbursement obligations in respect of any letter of credit, INCLUDING a Letter of Credit, or (c) assurance given to an obligee with respect to the performance of an obligation by, or the financial condition of, any other Person, whether direct, indirect or contingent, INCLUDING any purchase or repurchase agreement coveting such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item to such other Person, or any "keep-well", "take-or-pay", "through put" or other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by the Person so obligated.

                           "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any outstanding Securities issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

                           "CREDITORS" means, collectively the Administrative Agent, the Issuing Lender, Bank of America, in its capacity as a party to the Approved Swap Agreement, and the Lenders.

                           "DEBTOR RELIEF LAWS" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

                           "DEEDS OF TRUST" means the Deeds of Trust executed by Borrower and Pacific West Produce on the Closing Date pursuant to
         Article 8, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

                           "DEFAULT" means any event that, which with the giving of any applicable notice or passage of time set forth in Section 9.1, or both, would be an Event of Default.

                           "DEFAULT RATE" means the rate of interest specified in Section 3.7.

                           "DESIGNATED EURODOLLAR MARKET" means, with respect to any Eurodollar Rate Loan, (a) the London Eurodollar Market, (b) if prime banks in the London Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines that the London Eurodollar Market does not represent at the relevant time the effective pricing to the Lenders for deposits of Dollars in the London Eurodollar Market, the Cayman Islands Eurodollar Market or (c) such other Eurodollar Market as may from time to time be selected by the Administrative Agent with the approval of the Requisite Lenders, PROVIDED that the Designated Eurodollar Market shall not be changed (i) without notice to Borrower from the Administrative Agent or
         (ii) with respect to any Eurodollar Rate Loan requested by Borrower, prior to the making of that Eurodollar Loan unless consented to by Borrower.

                           "DISPOSITION" means the sale, transfer or other disposition in any single transaction or series of related transactions (INCLUDING by means of a sale-leaseback transaction) of any asset, or group of related assets, of Borrower or of any Subsidiary of Borrower
         (a) which asset or assets constitute a line of business or substantially all the assets of Borrower or such Subsidiary or (b) the aggregate amount of the Net Cash Proceeds of such assets in any one transaction or series of related transactions is more than $200,000, OTHER THAN (i) inventory or other assets sold or otherwise disposed of in the ordinary course of business of Borrower or such Subsidiary, (ii) equipment sold or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired, or thereafter within 90 days is acquired, by Borrower or such Subsidiary and (iii) obsolete assets no longer useful in the business of Borrower or such Subsidiary whose carrying value on the books of Borrower or such Subsidiary is zero or DE MINIMUS, provided that the U.S. Bank Sale\Leaseback shall not be considered to be a Disposition.

                           "DISTRIBUTION" means, (i) with respect to any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity security issued by a Person (OTHER THAN pursuant to the terms of Indebtedness which is convertible into or exchangeable for capital stock or any other equity security), (a) the retirement, redemption, purchase, or other acquisition for value by such Person of any such security, (b) the declaration or (without duplication) payment by such Person of any dividend in cash or in Property (OTHER THAN common stock or any other equity security of such Person) on or with respect to any such security, (c) any Investment by such Person in the holder of any such security, and (d) any other payment by such Person constituting a distribution under applicable Laws with respect to such security, and (ii) any payment in respect of Indebtedness owed by Borrower to any Affiliate or shareholder, or Person not dealing at arm's length with Borrower, such Affiliate or Person, which is not expressly permitted by this Agreement.

                           "DOLLARS" or the symbol "$" means United States dollars.

                           "EARN OUT PAYMENTS" means the amounts payable to Nicholas Tompkins and Kathleen Tompkins pursuant to Section 2.5 of the Merger and Purchase Agreement.

                           "EBITDA" means, for any fiscal period, determined on a consolidated basis for Borrower and its Subsidiaries, the sum, without duplication of (i) Net Income, PLUS (ii) income tax expense (if any), PLUS (iii) gross interest expense, PLUS (iv) depreciation, PLUS
         (v) non-cash amortization, MINUS (vi) extraordinary income and gains (other than proceeds of crop insurance settlements), MINUS (vii) gains (or PLUS losses) on sales of fixed assets, PLUS accrued Management Fee Distributions and accrued Tax Agreement Amounts, in each case determined in accordance with GAAP for that fiscal period.

                           "ELIGIBLE ASSIGNEE" means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having a combined capital and surplus of $100,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has a net worth of $200,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (INCLUDING a mutual fund or other fund) having total assets of $250,000,000 or more which meets the requirements set forth in subclauses (B) and
         (C) of clause (d) above; PROVIDED that each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and
         (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 11.22.

                           "ELIGIBLE GROWER ADVANCES" means, as of each date of determination, all amounts advanced by Borrower to growers of agricultural products which are not evidenced by notes or other instruments which have contractually committed to provide their output to Borrower for processing with proceeds to be used for picking, packing and cooling said agricultural products, to the extent that the Administrative Agent has a first priority perfected Lien in such advances.

                           "ELIGIBLE INVENTORY" means all inventory of Borrower and its Subsidiaries consisting of unbranded and unlabeled packaging materials, provided that Eligible Inventory shall exclude:

                           (a) any inventory that is damaged, defective,
                  obsolete or in excess of that which may be used within a twelve month period in the business of Borrower and its Subsidiaries;

                           (b) any inventory which is not located at the
                  premises of Borrower and its Subsidiaries or other locations reasonably acceptable to the Administrative Agent, it being understood that the inclusion of inventory located at the premises of others shall in any event be subject to the following requirements:

                                    (i) no inventory at any location at which inventory having a value of less than $100,000 is located shall be included in Eligible Inventory;

                                    (ii) the aggregate amount of the inventory which is located at the locations of others and which is included in Eligible Inventory shall not exceed $1,000,000;

                                    (iii) no such inventory will be included unless it is segregated from other similar property owned by Persons other than Borrower and its Subsidiaries and located at the relevant location; and

                                    (iv) no such inventory will be included
                                    unless it is the subject of a landlord
                                    consent and a vendor consent which is
                                    acceptable to the Administrative Agent;

                           (c) any inventory in which the Administrative Agent
                  does not have a first priority perfected security interest or which is subject to any other lien or claim, or which has been consigned or sold to any person as part of any bulk sale unless there was compliance with all applicable bulk sale or transfer laws.

                           "ELIGIBLE NOTES RECEIVABLE" means, as of each date of determination, all notes receivable by Borrower and its Subsidiaries which are (a) evidenced by a negotiable promissory note delivered in pledge to the Administrative Agent, (b) secured by a first priority perfected Lien on growing crops to be harvested within the following twelve month period, (c) as to which the obligor is not subject to any proceeding under any Debtor Relief Law, and (d) not the obligations of any Affiliate of Borrower.

                           "ELIGIBLE RECEIVABLE" means an account which satisfies the following requirements:

                           (a) The account has resulted from the sale of goods
                  or the performance of services by the Borrower and its Subsidiaries in the ordinary course of their business. Eligible Grower Advances are not Eligible Receivables.

                           (b) There are no conditions which must be satisfied
                  before the Borrower and its Subsidiaries are entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

                           (c) The debtor upon the account does not claim any
                  defense to payment and has not asserted any counterclaims or offsets against the Borrower or its Subsidiaries. To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance.

                           (d) The account represents a genuine obligation of
                  the debtor for goods sold and accepted by the debtor, or for services performed for and accepted by the debtor.

                           (e) The Borrower or the relevant Subsidiary has sent
                  an invoice to the debtor in the amount of the account.

                           (f) The account is owned by the Borrower and its
                  Subsidiaries free of any title defects or any liens or interests of others, and is subject to a the first priority perfected security interest in favor of the Administrative Agent.

                           (g) The debtor upon the account is not any of the
                  following:

                                    (i) an employee, affiliate, parent or
                           subsidiary of the Borrower, or have common officers or directors with the Borrower.

                                    (ii) the U.S. government or any agency or
                           department of the U.S. government unless the Lenders agree in writing to accept the obligation and the Borrower and any relevant Subsidiaries comply with the procedures in the Federal Assignment of Claims Act of 1940 with respect to the obligation.

                                    (iii) any state, county, city, town or
                           municipality.

                                    (iv) any person or entity located in a
                           foreign country unless the account is supported by a letter of credit issued by a bank or foreign credit insurance issued by an insurance company, in each case reasonably acceptable to the Administrative Agent ("FCIA Insurance") except that (x) Castle Cook Worldwide shall not be so excluded for so long as they remain a Subsidiary of Dole Food Company, Inc., and (y) the Administrative Agent may from time to time approve for inclusion in Eligible Receivables the accounts receivable of any such foreign person or entity, PROVIDED that the Administrative Agent may thereafter withdraw such accounts receivable in the exercise of its discretion.

                                    (v) any person or entity to whom the
                           Borrower is obligated for goods purchased by the Borrower or for services performed for the Borrower. This will not exclude accounts upon which any such debtor is obligated to the extent that the accounts exceed the amount of the Borrower's obligation to such debtor.

                           (h) The account is not in default. An account will be
                  considered in default if any of the following occur.

                                    (i) The account is not paid within the 60
                           day period from the original invoice date (or, in the case of any account which is supported by FCIA Insurance 180 days);

                                    (ii) The debtor obligated upon the account
                           suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

                                    (iii) Any petition is filed by or against
                           the debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors.

                           (i) the dollar amount of accounts included as
                  Eligible Receivables which are the obligations of a single debtor (or group of affiliated debtors) shall not exceed 10% of the gross accounts receivables of the Borrower and its Subsidiaries (or such higher concentration limit as may be established for that debtor by the Administrative Agent in its sole discretion), EXCEPT that the total dollar amount of the accounts which are the obligations of each of the Major Customers will be included to the extent that BOTH (y) the aggregate dollar amount of the accounts so included which are the obligations of that Major Customer do not exceed 15% of the gross accounts receivable of the Borrower and its Subsidiaries, and (z) that Major Customer is not in default (as defined above) on 25% or more of the accounts upon which it is obligated. To the extent the total of such accounts exceeds a debtor's concentration limit, the amount of any such excess shall be excluded

                           (j) The account is not the obligation of a debtor who
                  is in default (as defined above) on 50% or more of the accounts upon which such debtor is obligated.

                           (k) The account does not arise from the sale of goods
                  which remain in the Borrower's possession or under the Borrower's control.

                           (l) The account is not evidenced by a promissory note
                  or chattel paper.

                           (m) The account is otherwise acceptable to the
                  Administrative Agent.

                           "ENFORCEMENT OR REMEDIAL ACTION" shall mean any step taken by any Person to enforce compliance with or to collect or impose penalties, fines or other sanctions provided by any Environmental Law.

                           "ENVIRONMENTAL CLAIMS" means all claims, however asserted, by any Governmental Agency or other Person alleging potential liability or responsibility for violation of any Environmental Law, or any Enforcement or Remedial Action or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by Borrower.

                           "ENVIRONMENTAL LAWS" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes together with all administrative orders, directed duties, policies, notices, decrees, requests, licenses, authorizations and permits of, and agreements with, any Governmental Agencies, in each case relating to, regulating or imposing liability or standards of conduct regarding environmental, health, safety, project liability and land use matters (including matters related to air and water quality, the handling, transportation, storage, treatment, usage or disposal of Hazardous Materials, air emissions, noise control, industrial hygiene, zoning, and land-use permits) including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

                           "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

                           "ERISA AFFILIATE means, with respect to any Person, any Person (or any trade or business, whether or not incorporated) that is under common control with that Person within the meaning of Section 414 of the Code.

                           "EURODOLLAR BASE RATE" means, with respect to any Eurodollar Rate Loan, the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London Eurodollar Market, as shown on the Telerate Page 3750 (or such other page as may replace it) at approximately 11:00 a.m. London time two Eurodollar Business Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or such other page that may replace it), the rate for that interest period will be determined by such alternate method as reasonably selected by the Administrative Agent. The Administrative Agent's determination of the Eurodollar Base Rate shall be conclusive in the absence of manifest error.

                           "EURODOLLAR BUSINESS DAY" means any Business Day on which dealings in Dollar deposits are conducted by and among banks in the Designated Eurodollar Market.

                           "EURODOLLAR LENDING OFFICE" means, as to each Lender, its office or branch so designated by written notice to Borrower and the Administrative Agent as its Eurodollar Lending Office. If no Eurodollar Lending Office is designated by a Lender, its Eurodollar Lending Office shall be its office at its address for purposes of notices hereunder.

                           "EURODOLLAR MARGIN" means (a) for the Initial Pricing Period, two and one-half percent (2.50%), and (b) for each subsequent Pricing Period, the interest rate margin set forth below opposite the Pricing Level for that Pricing Period:

                           Pricing Level                Eurodollar Margin
                           -------------                -----------------

                               I                               1.50%
                               II                              2.00%
                               III                             2.50%

                           "EURODOLLAR MARKET" means a regular, established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

                           "EURODOLLAR OBLIGATIONS" means eurocurrency liabilities, as defined in Regulation D.

                           "EURODOLLAR PERIOD" means:

                           (a) as to each Eurodollar Rate Loan, the period commencing on the date specified by Borrower pursuant to Section 2.1(b) and ending one, two, three or six months thereafter, as specified by Borrower in the applicable Request for Loan; PROVIDED that:

                                    (i)     The first day of any Eurodollar
                  Period shall be a Eurodollar Business Day;

                                    (ii) Any Eurodollar Period that would
                  otherwise end on a day that is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Eurodollar Period shall end on the next preceding Eurodollar Business Day;

                                    (iii) No Eurodollar Period for any Revolving
                  Loan shall extend beyond the Revolver Termination Date, and no Eurodollar Period for any Term Loan shall extend beyond the Term Maturity Date; and

                                    (iv) No Eurodollar Period shall extend
                  beyond the last day upon which any reduction to the Commitments is required if, as a result of such required reduction, the Borrower would be required to prepay the related Eurodollar Loan.

                           "EURODOLLAR RATE" means, with respect to any Eurodollar Rate Loan, the interest rate (rounded upward to the next 1/16 of 1%) determined to be equal to the Eurodollar Base Rate DIVIDED by 1 MINUS the Eurodollar Reserve Percentage.

                           "EURODOLLAR RATE ADVANCE" means each Advance made by a Lender designated as a Eurodollar Rate Advance in accordance with
         Article 2.

                           "EURODOLLAR RATE LOAN" means a Loan made hereunder and designated as a Eurodollar Rate Loan in accordance with Article 2.

                           "EURODOLLAR RESERVE PERCENTAGE" means, with respect to any Eurodollar Rate Loan, as of the date of determination of the Eurodollar Base Rate for that Eurodollar Rate Loan, the total of the maximum reserve percentages for determining the reserves to be maintained, if any, by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Regulation D, rounded upward to the nearest 1/100 of 1%. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages. The determination by the Administrative Agent of any applicable Eurodollar Reserve Percentage shall be conclusive in the absence of manifest error.

                           "EVENT OF DEFAULT" has the meaning provided in
         Section 9.1.

                           "EXCESS CASH FLOW" means, for any fiscal period, (i) Net Income, PLUS (ii) income tax expense (if any), PLUS (iii) gross interest expense, PLUS (iv) depreciation, PLUS (v) non-cash amortization, MINUS (vi) non-cash extraordinary income and gains PLUS
         (vii) non-cash extraordinary losses, MINUS (viii) gains (or PLUS losses) on sales of fixed assets MINUS (ix) Capital Expenditures of Borrower and its Subsidiaries (net of any Indebtedness constituting purchase money incurred to finance those Capital Expenditures and not repaid during that period), MINUS (x) any increase (or PLUS any decrease) in working capital of Borrower and its Subsidiaries during that period (other than intercompany payables, accrued Earnout Payments, cash and revolver balances), MINUS (xi) payments of principal and interest and payments made by Borrower and its Subsidiaries during that period with respect to Capital Leases, PLUS (xii) any accruals for Management Fee Distributions or Tax Agreement Amounts during that Fiscal Year, and MINUS (xiii) the Aggregate Tax Distributions during that Fiscal Year. The proceeds of the U.S. Bank Sale\Leaseback shall be excluded from Excess Cash Flow.

                           "EXISTING APIO DEBT" means the approximately
         $10,750,000 in Indebtedness of Old Apio and its Affiliates (prior to the Closing Date) which is to be designated as to be repaid on the Closing Date on Schedule 1.1.

                           "FARMER AGREEMENT" means a Farmer Agreement substantially in the form of Exhibit F, with such changes thereto as may be approved in writing by the Administrative Agent in the reasonable exercise of its discretion.

                           "FEDERAL FUNDS RATE" means, as of any date of determination, a fluctuating interest rate per annum equal to the federal funds effective rate for the previous Business Day as quoted by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

                           "FISCAL QUARTER" means the thirteen week fiscal quarter of Borrower ending on a Sunday occurring approximately January 31, April 30, July 31 and October 31 of each year. Each reference contained herein to fiscal quarters ending on any such date shall be deemed to refer to the thirteen week fiscal quarter of Borrower ending nearest such date.

                           "FISCAL YEAR" means the fiscal year of Borrower ending each year on the Sunday nearest each October 31.

                           "FIXED CHARGE COVERAGE RATIO" means, as of the last day of each Fiscal Quarter, the RATIO of (a) the SUM of (i) EBITDA for the four Fiscal Quarters then ending MINUS (ii) Capital Expenditures (net of any Indebtedness constituting purchase money incurred to finance those Capital Expenditures), MINUS (iii) income taxes payable in cash, MINUS (iv) Tax Gross-Up's, MINUS (v) Management Fee Distributions to the extent paid in cash TO (b) Fixed Charges, PROVIDED that as of the last day of the Fiscal Quarters ending July 31, 2000 and October 31, 2000, the Fixed Charge Coverage Ratio shall be calculated for the period since the Closing Date.

                           "FIXED CHARGES" means, for any period, determined on a consolidated basis for Borrower and its Subsidiaries, (i) gross interest expense (paid or payable in Cash), PLUS (ii) scheduled principal payments on Indebtedness for borrowed money and Capital Leases.

                           "FUNDING ACCOUNT" means account no. 1465801886 maintained by Borrower with Bank of America, or any other account designated by Borrower and reasonably acceptable to the Administrative Agent.

                           "GAAP" means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term "CONSISTENTLY APPLIED," as used in connection therewith, means that the accounting principles applied are consistent in all material respects to those applied at prior dates or for prior periods.

                           "GOVERNMENTAL AGENCY" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or (c) any court, administrative tribunal or public utility.

                           "GOVERNMENT SECURITIES" means readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America.

                           "GROWER PAYABLES" means, as of each date of determination, (a) all amounts then payable by Borrower and its Subsidiaries to growers of agricultural products which the Borrower or its Subsidiaries have purchased for processing or for use in producing the Borrower's and its Subsidiaries' inventory, MINUS (b) in the case of each such grower, the outstanding amount advanced by Borrower and its Subsidiaries to that grower for the purpose of financing the picking, washing and packing of crops produced by that grower, PROVIDED THAT such grower has entered into a written Farmer Agreement with Borrower or the relevant Subsidiary in a form which is in the form of Exhibit F or another form reasonably acceptable to the Administrative Agent and in each case pursuant to which it has enforceably waived its producer's lien rights under California Food & Agriculture Code Section 55631 ET SEQ. and to the extent that the same are not subject to any set-off, recoupment or other reduction by reason of the trust established by the Perishable Agricultural Commodities Act, and MINUS (without duplication) (c) in the case of each such grower, any amount payable to Borrower and its Subsidiaries by such grower by reason of any joint venture or other similar investment by Borrower and its Subsidiaries with or in such grower in the ordinary course of business which legally entitles Borrower and its Subsidiaries to a proportionate share of the sale proceeds of such crops.

                           "GUARANTOR SECURITY AGREEMENT" means a security agreement executed by each Guarantor other than Pacific West on the Closing Date in favor of the Administrative Agent for the benefit of the Lenders to secure the Subsidiary Guaranty, covering all of the personal property of each such Guarantor, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

                           "GUARANTORS" means, collectively, (i) as of the Closing Date, Landec and each Subsidiary of Borrower existing as of the Closing Date, (ii) each Person hereafter formed to hold any of the capital stock of Borrower, and (iii) and each other Person which is or hereafter becomes a Subsidiary of Borrower.

                           "HAZARDOUS MATERIALS" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

                           "INDEBTEDNESS" means, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money,
         (b) that portion of the obligations of such Person under Capital Leases which is properly recorded as a liability on a balance sheet of that Person prepared in accordance with GAAP, (c) any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any payment obligation of such Person for the deferred purchase price of Property or services (OTHER THAN trade or other accounts payable in the ordinary course of business in accordance with customary industry terms and payments), (e) any payment obligation of such Person that is secured by a Lien on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to the Lien, (f) payment obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person, and (h) any obligations of such Person under a Swap Agreement.

                           "INITIAL PRICING PERIOD" means the period from the Closing Date to and including July 31, 2000.

                           "INTELLIPAC ASSETS" means the assets (net of liabilities) of the Intellipac division of Landec as stated in accordance with GAAP, to be contributed by Landec into Borrower.

                           "INVESTMENT" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of capital stock or other Securities of any other Person or by means of loan, advance, capital contribution, guaranty or other debt or equity participation or interest, or otherwise, in any other Person, INCLUDING any partnership and joint venture interests of such Person in any other Person. The amount of any Investment shall be the amount actually invested, without adjustment for increases or decreases in the value of such Investment.

                           "ISSUING LENDER" means Bank of America, when acting in its capacity as issuer of any Letter of Credit hereunder.

                           "LANDEC" means Landec Corporation, a California corporation, its successors and permitted assigns.

                           "LANDEC CAPITAL CALLS" means payments defined as such in the Landec Keep Well made by Landec to Borrower pursuant to the Landec Keep-Well and Section 9.2(c) of this Agreement.

                           "LANDEC EQUITY CONTRIBUTIONS" means payments defined as such in the Landec Keep Well made by Landec to Borrower pursuant to the Landec Keep-Well.

                           "LANDEC GUARANTY" means the continuing guaranty of the Obligations to be executed and delivered pursuant to Article 8 by Landec on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

                           "LANDEC KEEP WELL" means the Landec Keep Well to be executed and delivered pursuant to Article 8 by Landec on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

                           "LANDEC PLEDGE AGREEMENT" means the pledge agreement to be executed and delivered, subject to Section 11.23, on the Closing Date by Landec with respect to 100% of the capital stock of Borrower, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

                           "LAWS" means, collectively, all international, foreign, federal, state, and local statutes, treaties, roles, regulations, ordinances, codes and administrative or judicial precedents.

                           "LENDERS" means Bank of America and each other Lender which hereafter becomes a party hereto pursuant to Section 11.8.

                           "LETTER OF CREDIT" means a standby letter of credit issued by the Issuing Lender for the account of Borrower in the ordinary course of its business.

                           "LETTER OF CREDIT USAGE" means, at any date of determination, the sum of (i) the maximum aggregate amount that is or at any time thereafter may become available for drawing or payment under issued and outstanding Letters of Credit issued pursuant to the Revolving Commitment, PLUS (ii) the aggregate amount of all drawings honored or payments made by the Issuing Lender under such Letters of Credit and not reimbursed by Borrower.

                           "LEVERAGE RATIO" means, as of the last day of each Fiscal Quarter, the RATIO OF (a) the Total Funded Debt of Borrower and its Subsidiaries as of the last day of that Fiscal Quarter to (b) EBITDA of Borrower and its Subsidiaries for the four Fiscal Quarter period then ended (in the case of the four fiscal quarter period ending October 31, 2000, including the pre-merger results of Borrower and its Subsidiaries).

                           "LICENSE AGREEMENT" means the License Agreement dated as of November 1, 1999, between Borrower and Landec, as in effect on the Closing Date.

                           "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, INCLUDING any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (OTHER THAN a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

                           "LOAN" means any Revolving Loan or Term Loan, each of which may also be a Base Rate Loan or a Eurodollar Rate Loan.

                           "LOAN DOCUMENTS" means, collectively, this Agreement, the Notes, the Collateral Documents, the Landec Guaranty, the Landec Keep Well, the Pacific West Guaranty, the Subsidiary Guaranty, the Subordination Agreements each Request for Loan, each Request for Letter of Credit, each Request for Redesignation, each Letter of Credit, the Subordination Agreement, each Compliance Certificate, each Borrowing Base Certificate, each Approved Swap Agreement, and any other certificates, documents or agreements to, with or for the benefit of the Creditors, of any type or nature heretofore or hereafter executed and delivered by Borrower or any of its Subsidiaries or Affiliates to the Creditors in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

                           "MAJOR CUSTOMERS" means each of Winn Dixie, Food Lion, Walmart, and Price-Costco, and their respective affiliates and such other customers as the Administrative Agent may approve from time to time.

                           "MANAGEMENT AGREEMENT" means the Management Agreement dated as of November 15, 1999 between Borrower and Landec, as in effect on the Closing Date.

                           "MANAGEMENT FEE DISTRIBUTIONS" means during any period, payments made to Landec or accrued by Borrower pursuant to the Management Agreement during that period.

                           "MATERIAL ADVERSE EFFECT" means any set of circumstances or events which (a) has or may reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) has or may reasonably be expected to have a materially adverse effect on the condition (financial or otherwise) or business operations of Borrower and its Subsidiaries, taken as a whole, or the prospects of Borrower and its Subsidiaries, taken as a whole, (c) materially impairs or may reasonably be expected to materially impair the ability of Borrower and its Subsidiaries, to perform their Obligations or (d) materially impairs or may reasonably be expected to materially impair the ability of the Creditors to enforce their legal remedies pursuant to the Loan Documents.

                           "MATERIAL CONTRACT" means each agreement existing as of the Closing Date to which Borrower or any of its Subsidiaries is a party, contemplating annual payments or receipts of monies, or the exchange of Property having a value in excess of $250,000.

                           "MAXIMUM REVOLVING CREDIT AMOUNT" means, as of any date of determination, the lesser of (a) the then applicable Borrowing Base and (b) the then applicable Revolving Commitment.

                           "MERGER" means the merger of Borrower with Old Apio, with Borrower the survivor (assuming the name "Apio, Inc."), in accordance with Merger and Purchase Agreement.

                           "MERGER AND PURCHASE AGREEMENT" means the Agreement and Plan of Merger and Purchase Agreement dated as of November 29, 1999 among Landec, Borrower, Old Apio., South Coast Paper Co., Inc, Pacific West Produce Marketing, Inc., Cal Ex Trading Company, Inc, Apio Produce Sales and certain of their shareholders and partners, and each material instrument, document and agreement executed in connection therewith.

                           "MULTIEMPLOYER PLAN" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

                           "NEGATIVE PLEDGE" means any covenant binding on Borrower or any current or future guarantor of the Obligations that prohibits the creation of Liens on any Property of Borrower or of any such guarantor to the Creditors or prohibiting the granting of any such covenant to any of the Creditors.

                           "NET CASH PROCEEDS" means, with respect to any sale, transfer or other disposition of assets, the cash proceeds received by Borrower or by any Subsidiary of Borrower upon such sale, transfer or other disposition MINUS, (a) the actual expenses of such sale paid or payable by Borrower or by any Subsidiary of Borrower in connection with such sale, transfer or other disposition, (b) any amount paid or payable by the transferor to retire existing Liens on the assets sold to the extent that the transferor is contractually obligated to do so, and (c) an amount representing the taxes (other than income taxes) reasonably estimated by Borrower to be payable by Borrower with respect to such sale, transfer or other disposition.

                           "NET INCOME" means, for any fiscal period, the consolidated net income of Borrower and its Subsidiaries, determined in accordance with GAAP, consistently applied.

                           "NET WORTH" means, as of the last day of any Fiscal Quarter, the consolidated net worth of Borrower and its Subsidiaries determined in accordance with GAAP as of that date.

                           "NOTE" means either a Revolving Note or an A Term Note and "Notes" means the Revolving Notes and the A Term Notes.

                           "OBLIGATIONS" means all present and future obligations of every kind or nature of Borrower or any Party at any time and from time to time owed to any of the Creditors under any of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, INCLUDING obligations of performance as well as obligations of payment, and INCLUDING interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower or any Affiliate of Borrower now existing or hereafter arising pursuant to the terms of this Agreement and the other Loan Documents.

                           "OLD APIO" means Apio, Inc., a California corporation

                           "PACIFIC WEST GUARANTY" means the continuing guaranty of the Obligations to be executed and delivered pursuant to Article 8 by Pacific West Produce Marketing, Inc. on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

                           "PACIFIC WEST SECURITY AGREEMENT" means the Security Agreement to be executed and delivered pursuant to Article 8 by Pacific West Produce Marketing, Inc. on the Closing Date to secure the Pacific West Guaranty, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

                           "PARTY" means each party to the Loan Documents other than the Creditors.

                           "PATENT SECURITY AGREEMENT" means the Patent Security Agreement executed by Borrower in favor of the Administrative Agent for the benefit of the Lenders on the Closing Date pursuant to Article 8 (or, to the extent there are no patents on the Closing Date, later executed pursuant to Section 5.11), substantially in the form of Exhibit K, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

                           "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

                           "PENSION PLAN" means any "employee pension benefit plan" that is subject to Title IV of ERISA and which is maintained for employees of Borrower or of any ERISA Affiliate of Borrower, OTHER THAN a Multiemployer Plan.

                           "PERMITTED ENCUMBRANCES" means:

                           (a) Inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for which adequate reserves have been set aside and which are being or will be, within 30 days, contested in good faith by appropriate proceedings diligently pursued and have not proceeded to judgment, PROVIDED that, by reason of nonpayment of the obligations secured by such Liens, no such real property is subject to a material risk of loss or forfeiture;

                           (b) Liens for taxes and assessments on real property which are not yet past due or for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings diligently pursued and have not proceeded to judgment, PROVIDED that, by reason of nonpayment of the obligations secured by such Liens, no such real property is subject to a material risk of loss or forfeiture;

                           (c) easements, exceptions, reservations, covenants, conditions, restrictions, and assessment Liens arising thereunder, operating agreements, or other agreements granted, reserved or entered into before or after the date hereof for the purpose of ingress, egress, parking, encroaching, pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, use, operation, repair, maintenance and reconstruction, and other like purposes affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such real property for the purposes for which it is or may reasonably be expected to be held;

                           (d) rights reserved to or vested in any Governmental Agency by Law to control or regulate, or obligations or duties under Law to any Governmental Agency with respect to, the use of any real property;

                           (e) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings diligently pursued, PROVIDED that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

                           (f) Liens consisting of pledges or deposits to secure obligations under workers' compensation laws or similar legislation, that do not exceed $500,000 in the aggregate at any time outstanding, INCLUDING Liens of judgments thereunder which are not currently dischargeable;

                           (g) Liens consisting of deposits of Property to secure statutory obligations of Borrower or of any Subsidiary of Borrower in the ordinary course of its business;

                           (h) Liens created by or resulting from any litigation or legal proceeding involving Borrower or any Subsidiary of Borrower in the ordinary course of its business which are currently being contested in good faith by appropriate proceedings diligently pursued, PROVIDED that adequate reserves have been set aside, and such Liens are discharged or stayed within 30 days of creation and no Property is subject to a material risk of loss or forfeiture; and

                           (i) Rights of vendors and lessors under conditional sale agreements, Capital Leases or other title retention agreements, provided that, in each case (i) such rights secure or otherwise relate to Indebtedness permitted pursuant to Section 6.8, (ii) such rights do not extend to any property other than property acquired with the proceeds of such Indebtedness permitted pursuant to Section 6.8 and
         (iii) such rights do not secure any Indebtedness other than such Indebtedness; and

                           (j) Growers Liens' including those arising under the Perishable Agricultural Commodities Act.

                           "PERSON" means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or otherwise.

                           "PRICING LEVEL" means, for each Pricing Period, level set forth below opposite the Leverage Ratio as of the last day of the Fiscal Quarter ending two months prior to the commencement of that Pricing Period:

                          PRICING LEVEL                 LEVERAGE RATIO
                          -------------                 --------------

                               I                        Less than or equal
                                                        to 1.50:1.00

                               II Greater than 1.50:1.00, but less or equal to than 2.25:1.00

                               III                      Greater than 2.25:1.00

         The Pricing Level shall change as of the first day of each Pricing Period on the basis of the then most recently delivered Compliance Certificate. In the event that Borrower fails to deliver a Compliance Certificate on a timely basis, the Pricing Level for shall increase to the highest level set forth above until such time as Borrower delivers a Compliance Certificate.

                           "PRICING PERIOD" means, the Initial Pricing Period and each subsequent period of three calendar months which commences on the first day of each November, February, May and August ends of the last day of the immediately following January, April, July and October.

                           "PRIME RATE" means the rate of interest publicly announced from time to time by Bank of America as its "Prime Rate" or "Reference Rate." The Prime Rate is set by Bank of America based on various factors, including Bank of America's costs and desired returns, general economic conditions and other factors, and is used as a reference point for pricing some loans. Bank of America may price loans at, above or below its Prime Rate. Any change in the Prime Rate shall take effect on the day specified in the public announcement of such change.

                           "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                           "PROJECTIONS" means the projected financial information prepared by Borrower and attached hereto as Schedule 4.18.

                           "PRO RATA SHARE" means (a) with respect to the Revolving Commitment, the percentage of the Revolving Commitment held by any particular Lender from time to time, (b) with respect to the Term Commitment, the percentage of the Term Commitment held by any particular Lender from time to time and (c) with respect to the Commitment, the percentage of the Commitment held by any particular Lender from time to time. As of the Closing Date, Bank of America's Pro Rata Share of the Commitment is 100%.

                           "QUARTERLY TAX DISTRIBUTIONS" means payments made by Borrower to Landec on a quarterly basis and when no Default of Event of Default exists equal to Borrower's share of Landec's actual cash liability for quarterly income tax payments due with respect to the income of Landec and its consolidated subsidiaries, with Borrower's share being determined on the basis of the proportion which Borrower's pre-tax profits bear to the pre-tax profits of Landec's other profitable Subsidiaries.

                           "REGULATIONS D, T, U AND X" means Regulations D, T, U and X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

                           "REQUEST FOR LETTER OF CREDIT" means a written request for a Letter of Credit, substantially in the form of Exhibit G, together with the standard form of application for letters of credit used by the Issuing Lender, signed by a Responsible Official of Borrower and properly completed to provide all information to be included therein.

                           "REQUEST FOR LOAN" means a written request for a Loan, substantially in the form of Exhibit H, signed by a Responsible Official of Borrower and properly completed to provide all information required to be included therein.

                           "REQUEST FOR REDESIGNATION" means a written request to continue or redesignate a Loan substantially in the form of Exhibit I, signed by a Responsible Official of Borrower and properly completed to provide all information required to be included therein.

                           "REQUIREMENT OF LAW" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

                           "REQUISITE LENDERS" means as of any date of determination, Lenders having in the aggregate 66 2/3% or more of the Commitments then in effect, PROVIDED that when there are fewer than three Lenders, "Requisite Lenders" shall mean all of the Lenders.

                           "RESPONSIBLE OFFICIAL" means (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. Any document or certificate hereunder that is signed or executed by a Responsible Official of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of that Person.

                           "RESTRICTED PAYMENT" means each payment by Borrower or any of its Subsidiaries (a) constituting a Distribution, (b) consisting of payments to Landec under the Management Agreement, (c) consisting of payments to Landec under the Tax Agreement, or (d) consisting of Earn Out Payments.

                           "REVOLVER TERMINATION DATE" means May 1, 2002, or such later anniversary of such date as may be established pursuant to
         Section 2.6.

                           "REVOLVING COMMITMENT" means the commitment by Lenders to make Revolving Loans to Borrower in an aggregate principal amount, subject to Section 2.8, not to exceed $12,000,000.

                           "REVOLVING LOAN" means any Advance or group of Advances made by the Lenders at any one time under the Revolving Commitment pursuant to Article 2.

                           "REVOLVING NOTES" means, collectively, each of the promissory notes made by Borrower to a Lender evidencing Loans under the Revolving Commitment, substantially in the form of Exhibit D, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

                           "REVOLVING AVAILABILITY" means, as of each date of determination, the difference between the Borrowing Base and Revolving Usage.

                           "REVOLVING USAGE" means, as of each date of determination, the sum of (a) the aggregate principal Indebtedness then outstanding under the Revolving Notes plus (b) the Letter of Credit Usage.

                           "RIGHT OF OTHERS" means, as to any Property in which a Person has an interest, (a) any legal or equitable right, title or other interest (OTHER THAN a Lien) held by any other Person in or with respect to that Property, and (b) any option or right held by any other Person to acquire any right, title or other interest in or with respect to that Property, INCLUDING any option or right to acquire a Lien.

                           "SECURITIES" means any capital stock, share, voting trust certificate, bonds, debentures, notes or other evidences of indebtedness, limited partnership interests, or any warrant, option or other right to purchase or acquire any of the foregoing.

                           "SENIOR OFFICER" means the (a) President, (b) Vice President, (c) Chief Financial Officer or (d) Treasurer of a Person or the persons performing the equivalent functions.

                           "SPECIAL EURODOLLAR CIRCUMSTANCE" means the application or adoption of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its Eurodollar Lending Office with any request or directive (whether or not having the force of

         Law) of any such Governmental Agency, central bank or comparable authority, or the existence or occurrence of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of that Lender.

                           "SUBORDINATED OBLIGATIONS" means Indebtedness of Borrower that is subordinated to the Obligations, all of the provisions of which (including amount, maturity, amortization, interest rate, covenants, defaults, remedies and subordination), have been approved in writing as to form and substance by the Administrative Agent with the written consent of the Requisite Lenders.

                           "SUBORDINATION AGREEMENT" means the Subordination Agreement, to be executed on the Closing Date in favor of the Administrative Agent by Nicholas Tompkins and Kathleen Tompkins, with respect to the Earn Out Payments.

                           "SUBSIDIARY" means, as of any date of determination and with respect to any Person, any corporation, partnership or joint venture, whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership or joint venture, of which such Person or a Subsidiary of such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of their Subsidiaries.

                           "SUBSIDIARY GUARANTY" means a guaranty of the Obligations executed by each Subsidiary of Borrower other than Apio Cooling and Pacific West on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

                           "SWAP AGREEMENTS" means one or more written agreements between Borrower and one or more financial institutions providing for "swap", "cap", "collar" or other interest rate or currency risk protection with respect to any Indebtedness.

                           "TAX AGREEMENT" means the Tax Agreement dated November 15, 1999 between Borrower and Landec, as in effect on the Closing Date.

                           "TAX AGREEMENT AMOUNT" means an amount payable by Borrower under the Tax Agreement which does not, in any Fiscal Year, exceed 44% of consolidated pre-tax net income of Borrower and its Subsidiaries for that Fiscal Year, determined in accordance with the Tax Agreement.

                           "TAX GROSS-UP" means a payment made by Borrower to Landec pursuant to the Tax Agreement on or about February 15 of each year, equal to the amount by which the Tax Agreement Amount for the preceding Fiscal Year exceeds the Adjusted Quarterly Tax Distributions theretofore made with respect to the preceding Fiscal Year.

                           "TAX SETTLEMENT" means an amount, to be paid prior to February 15 of each year, (a) paid by Borrower to Landec in the amount by which the Quarterly Tax Distributions made during the preceding year are less than the Annual Tax Amount for that Fiscal Year, or (b) paid by Landec to Borrower in the amount by which the Quarterly Tax Distributions made during the preceding Fiscal Year exceeded the Annual Tax Amount for the preceding Fiscal Year.

                           "TERM COMMITMENT" means $11,250,000.

                           "TERMINATION EVENT" means (a) a "reportable event" as defined in Section 4043 of ERISA (OTHER THAN a "reportable event" that is not subject to the provision for 30 day notice to the PBGC), (b) the withdrawal of Borrower or any of its ERISA Affiliates from a Pension Plan during any plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination thereof pursuant to Section 4041 of ERISA, (d) the institution of proceedings to terminate a Pension Plan by the PBGC or (e) any other event or condition which, in any such case as aforesaid, might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

                           "TERM LOAN" means any Advance or group of Advances made by the Lenders at any one time under the Term Commitment pursuant to Article 2.

                           "TERM MATURITY DATE" means October 31, 2004.

                           "TOTAL FUNDED DEBT" means, as of each date of determination, determined on a consolidated basis for Borrower and its Subsidiaries, the sum, without duplication of (a) all outstanding principal Indebtedness for borrowed money (INCLUDING debt securities issued by Borrower or any of its Subsidiaries) on that date, minus (b) obligations with respect to the Earn Out Payments and accumulated amounts due under the Management Agreement and the Tax Agreement PLUS
         (c) all interest bearing obligations, PLUS (d) the aggregate amount of all Capital Lease Obligations on that date, PLUS (e) all obligations in respect of letters of credit or other similar instruments for which Borrower or any of its Subsidiaries are account parties or are otherwise obligated, PLUS (f) the aggregate amount of all Contingent Obligations and other similar contingent obligations of Borrower and its Subsidiaries with respect to any of the foregoing, and PLUS (g) any obligations of Borrower or any of its Subsidiaries to the extent that the same are secured by a Lien on any of the assets of Borrower or its Subsidiaries. In calculating Total Funded Debt, the outstanding principal balance of the Revolving Commitment shall be deemed to equal
         (y) as of October 31, 2000, the average of the outstanding Revolving Usage as of October 31, 2000 and as of each of the last days of the two immediately preceding Fiscal Quarters, and (z) as of the last day of each subsequent Fiscal Quarter, the average of the outstanding Revolving Usage as of the last days of that Fiscal Quarter and the three immediately preceding Fiscal Quarters.

                           "TO THE BEST KNOWLEDGE OF" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) should have been known by the

         Person (or, in the case of a Person other than a natural Person, should have been known by a Responsible Official of that Person).

                           "TRADEMARK SECURITY AGREEMENT" means the Trademark Security Agreement executed by Borrower pursuant to Section 5.12(c) in favor of the Administrative Agent for the benefit of the Lenders, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

                           "UNRELATED PERSON" means any Person OTHER THAN (a) any member of the Irvin Family, trusts for their benefit, and (b) any employee stock ownership plan or other employee benefit plan covering the employees of Borrower and its Subsidiaries.

                           "U.S. BANK SALE\LEASEBACK" means the sale to U.S. Bank, National Association and subsequent leaseback by Borrower of the equipment described on Schedule 1.2.

                           "WHOLLY-OWNED SUBSIDIARY" means a Subsidiary of Borrower, 100% of the capital stock or other equity interest of which is owned, directly or indirectly, by Borrower, EXCEPT for director's qualifying shares required by applicable Laws.

                  1.2 USE OF DEFINED TERMS. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

                  1.3 ACCOUNTING TERMS. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, EXCEPT as otherwise specifically prescribed herein. In the event that GAAP change during the term of this Agreement such that the financial covenants contained in Sections 6.11 through 6.19 would then be calculated in a different manner or with different components, Borrower and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition to substantially the same criteria as were effective prior to such change in GAAP.

                  1.4 ROUNDING. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

                  1.5 EXHIBITS AND SCHEDULES. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified, amended, or supplanted are incorporated herein by this reference.

                  1.6 MISCELLANEOUS TERMS. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term "including" is by way of example and not limitation.

                                    ARTICLE 2
                           LOANS AND LETTERS OF CREDIT

                  2.1      LOANS -- GENERAL.

                           (a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the Revolver Termination Date, each Lender shall, pro rata according to that Lender's Pro Rata Share of the Revolving Commitment, make Advances to Borrower under the Revolving Commitment in such amounts as Borrower may request that do not exceed in the aggregate at any one time outstanding that Lender's Pro Rata Share of the Revolving Commitment; PROVIDED that, giving effect to the requested Loan, Revolving Usage does not exceed the Maximum Revolving Credit Amount. Subject to the limitations set forth herein (including, without limitation, the requirements of Section 3.6(d)), Borrower may borrow, repay and reborrow under the Revolving Commitment without premium or penalty.

                           (b) Subject to the terms and conditions set forth in this Agreement, on the Closing Date, each Lender shall make a Term Loan to Borrower under the Term Commitment in the full amount of such Lender's Pro Rata Share of the Term Commitment. The Term Loan shall be evidenced by the A Term Notes. Amounts repaid under the Term Commitment may not be reborrowed, but may be refinanced with the proceeds of new Term Loans.

                           (c) Subject to the next sentence, each Loan shall be made pursuant to a written Request for Loan which shall specify (i) the requested date of such Loan, (ii) whether such Loan is to be under the Revolving Commitment or the Term Commitment, (iii) whether such Loan is to be a Base Rate Loan or a Eurodollar Rate Loan, (iv) the amount of such Loan, and (v) the Eurodollar Period for such Loan if such Loan is to be a Eurodollar Rate Loan.

                           (d) Promptly following receipt of a Request for Loan, the Administrative Agent shall notify each Lender by telephone or telecopier of the date and type of the Loan, the applicable Eurodollar Period, and that Lender's Pro Rata Share of the Loan. Not later than 11:00 a.m., Los Angeles time, on the date specified for any Loan, each Lender shall make its Pro Rata Share of that Loan available to the Administrative Agent at the Administrative Agent's Office in immediately available funds. Upon fulfilment of the applicable conditions set forth in Article 8, the Loan shall be credited in immediately available funds to the Funding Account.

                           (e) Unless the Requisite Lenders otherwise consent,
         (i) each Base Rate Loan shall be in an integral multiple of $100,000 which is not less than $250,000 and (ii) each Eurodollar Rate Loan shall be in an integral multiple of $100,000 which is not less than $1,000,000.

                           (f) If no Request for Loan has been delivered within the requisite notice periods set forth in Sections 2.2 or 2.3 in connection with a Loan which, if made, would not increase the outstanding principal amount of the Obligations, then Borrower shall be deemed to have requested, as of the date upon which the related then outstanding Loan is due pursuant to Section 3.1(d)(i) and not paid, a Base Rate Loan in an amount equal to the amount necessary to cause the outstanding principal amount of the Obligations to remain the same and the Lenders shall make the Advances necessary to make such Loan notwithstanding Borrower's failure to deliver a Request for Loan or other notice required by Sections 2.1(b), 2.2 and 2.3.

                           (g) Unless the Administrative Agent otherwise consents, no more than ten Eurodollar Rate Loans shall be outstanding at any one time.

                           (h) A Request for Loan shall be irrevocable upon the Administrative Agent's first notification thereof.

                  2.2 BASE RATE LOANS. Each request by Borrower for a Base Rate Loan shall be made pursuant to a Request for Loan received by the Administrative Agent, at the Administrative Agent's Office, not later than 1:00 p.m., Los Angeles time, on the Business Day prior to the Business Day of the requested Base Rate Loan. All Loans shall constitute Base Rate Loans unless properly designated as Eurodollar Rate Loans pursuant to Section 2.3.

                  2.3      EURODOLLAR RATE LOANS.

                           (a) Each request by Borrower for a Eurodollar Rate Loan shall be made pursuant to a Request for Loan received by the Administrative Agent, at the Administrative Agent's Office, not later than 10:00 a.m., Los Angeles time, at least three Eurodollar Business Days before the first day of the applicable Eurodollar Period.

                           (b) At or about 11:00 a.m., Los Angeles time, two Eurodollar Business Days before the first day of the applicable Eurodollar Period, the Administrative Agent shall determine the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Lenders by telephone, telecopier or telex.

                           (c) No Eurodollar Rate Loan may be requested during the continuance of a Default or Event of Default.

                           (d) Nothing contained herein shall require any Lender to fund any Eurodollar Rate Loan in the Designated Eurodollar Market.

                  2.4 REDESIGNATION OF LOANS. Borrower may redesignate a Base Rate Loan, or any portion thereof subject to Sections 2.1(e) and 2.1(g), as a Eurodollar Rate Loan by delivering a Request for Redesignation to the Administrative Agent at the Administrative Agent's Office subject to the same time limitations and other conditions set forth in Sections 2.3 and 3.1(e)(iv) in the case of a Request for Loan. Borrower may redesignate a Eurodollar Rate Loan, or any portion thereof subject to Section 2.1(e), as a Base Rate Loan by delivering a Request for Redesignation to the Administrative Agent at the Administrative Agent's Office subject to the same time limitations and other conditions set forth in Sections 2.2 and 3.1(e)(iv); PROVIDED that such redesignation shall not be effective prior to the end of the Eurodollar Period for that Eurodollar Rate Loan. If no timely Request for Redesignation is delivered to the Administrative Agent prior to the end of the Eurodollar Period for any Eurodollar Rate Loan, it shall automatically be redesignated as a Base Rate Loan as of the end of such Eurodollar Period.

                  2.5      LETTERS OF CREDIT.

                           (a) Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the day prior to the Revolver Termination Date, the Issuing Lender shall issue such Letters of Credit as Borrower may request by a Request for Letter of Credit; PROVIDED that, giving effect to the issuance of such Letter of Credit, (i) in no event shall the Letter of Credit Usage exceed $500,000 at any time, and (ii) after giving effect to the requested Letter of Credit, Revolving Usage does not exceed the Maximum Revolving Credit Amount.

                           (b) Unless all the Lenders otherwise consent in writing, no Letter of Credit shall have a term which exceeds one year or extends more than 90 days beyond the Revolver Termination Date.

                           (c) Each Request for Letter of Credit shall be submitted to the Issuing Lender at least five Business Days prior to the date when the issuance of the Letter of Credit is requested. Upon issuance of each Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall thereafter promptly notify the Lenders, of the amount and terms thereof.

                           (d) Upon the issuance of each Letter of Credit, each Lender shall be deemed to have purchased a pro rata participation from the Issuing Lender, in an amount equal to that Lender's Pro Rata Share of the Revolving Commitment, of the Letter of Credit. Without limiting the scope and nature of each such Lender's participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed by Borrower for any payment required to be made by the Issuing Lender under any Letter of Credit, each such Lender shall reimburse the Administrative Agent for the account of the Issuing Lender, promptly upon demand for the amount of such payment in accordance with its Pro Rata Share of the Revolving Commitment. The obligation of each such Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit together with interest as hereinafter provided.

                           (e) After the making by the Issuing Lender of any payment with respect to any Letter of Credit issued for the account of Borrower, Borrower agrees to pay to the Issuing Lender, within one Business Day after demand therefor, a principal amount equal to any payment made by the Issuing Lender under that Letter of Credit, together with interest at the Default Rate on such amount from the date of any payment made by the Issuing Lender through the date of payment by Borrower. The principal amount of any such payment made to the Issuing Lender shall be used to reimburse the Issuing Lender for the payment made by it under the Letter of Credit. Each Lender that has reimbursed the Issuing Lender pursuant to Section 2.5(d) for its Pro Rata Share of any payment made by the Issuing Lender under a Letter of Credit shall thereupon acquire a participation, to the extent of such reimbursement, in the claim of the Issuing Lender against Borrower under this Section 2.5(e).

                           (f) If Borrower fail to make the payment required by
         Section 2.5(d), the Administrative Agent may but is not required to, without notice to or the consent of Borrower, cause Advances to be made by the Lenders having a Pro Rata Share in the Revolving

                           Commitment in accordance with their respective Pro Rata Shares of the Revolving Commitment in an aggregate amount equal to the amount paid by the Issuing Lender on that Letter of Credit and, for this purpose, the conditions precedent set forth in Article 8 shall not apply. The proceeds of such Advances shall be paid to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

                           (g) The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit, and shall require the submission of a new Request for Letter of Credit; PROVIDED however that nothing contained in this clause (h) shall require the payment of any additional issuance fees in respect thereof by Borrower OTHER THAN with respect to any extension of the term thereof or renewal thereof or any increase in the amount of such Letter of Credit.

                           (h) The obligation of Borrower to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit issued to Borrower shall be absolute, unconditional, and irrevocable, subject only to performance by the Issuing Lender of its obligations to Borrower under California Commercial Code Section 5109. Without limiting the foregoing, the obligations of Borrower shall not be affected by any of the following circumstances but only to the extent such circumstances are not a result of the gross negligence or willful misconduct of the Issuing Lender:

                                    (i)     any lack of validity or
                  enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                                    (ii) any amendment or waiver of or any
                  consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                                    (iii) the existence of any claim, setoff,
                  defense, or other rights which Borrower may have at any time against any Lender, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

                                    (iv) any demand, statement, or any other
                  document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

                                    (v) the solvency or financial responsibility
                  of any party issuing any documents in connection with a Letter of Credit;

                                    (vi) any failure or delay in notice of
                  shipments or arrival of any Property;

                                    (vii) any error in the transmission of any
                  message relating to a Letter of Credit not caused by the Issuing Lender, or any delay or interruption in any such message;

                                    (viii) any error, neglect or default of any
                  correspondent of the Issuing Lender in connection with a Letter of Credit;

                                    (ix) any consequence arising from acts of
                  God, war, insurrection, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Lenders;

                                    (x) so long as the Issuing Lender in good
                  faith determines that the draft, contract or document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit; and

                                    (xi) where the Issuing Lender has acted in
                  good faith and without gross negligence, any other circumstance whatsoever.

                           (i) The Issuing Lender shall be entitled to the protection accorded to the Administrative Agent pursuant to Article 10, MUTATIS MUTANDIS.

                  2.6 EXTENSIONS OF THE REVOLVER TERMINATION DATE. The Revolver Termination Date may be extended for the periods described below at the request of Borrower and with the written consent of all of the Lenders (which may be withheld in the sole and absolute discretion of each Lender) pursuant to this Section, PROVIDED that not more than two such extensions shall occur. Not earlier than April 1, 2001 nor later than August 31,2001, Borrower may deliver to the Administrative Agent and the Lenders a written request for a one year extension of the Revolver Termination Date stating the amount of the extension fee offered for the ratable account of the Lenders in consideration of the requested extension. Each such written request shall be accompanied by a Certificate signed by a Senior Officer stating that no Default or Event of Default exists and confirming that each of the representations and warranties set forth in ARTICLE 4 (OTHER THAN Sections 4.6 (first sentence), 4.11, and 4.18) are tree and correct as of the date of the Certificate as though made on that date (except such representations and warranties expressly made as of a specified date, which shall be tree and correct as of such specified date).

                  Each Lender shall notify the Administrative Agent within 60 days of receipt of such request whether (in its sole and absolute discretion) it consents to the requested extension. The Administrative Agent shall, after receiving notice from all of the Lenders or the expiration of such period, whichever is earlier, notify Borrower and the Lenders of the results thereof. Any Lender that has not expressly consented to such request within such 60 day period shall be treated as a non-consenting Lender hereunder. If all of the Lenders have consented, then the Revolver Termination Date shall automatically be extended for one year. If any Lender either (a) fails to affirmatively consent or (b) declines, then the Revolving Termination Date shall not be extended.

                  2.7 MANDATORY PREPAYMENTS OF THE TERM LOANS. The outstanding principal amount of the Term Loans shall be prepaid (and the Term Commitment shall concurrently automatically and permanently reduce):

                           (a) ninety days following the date upon which Borrower or any of its Subsidiaries receive the proceeds of any sales of fixed or capital assets or the proceeds of any casualty insurance (other than proceeds received from crop insurance settlements) or the proceeds of any eminent domain, condemnation or similar taking, in an amount which is equal to 100% of the Net Cash Proceeds thereof unless the Borrower or such Subsidiary has reinvested such Net Cash Proceeds in similar Collateral;

                           (b) on the date upon which Borrower or its Subsidiaries receive the proceeds of their issuance of any Indebtedness (other than the proceeds of purchase money Indebtedness permitted by Section 6.8(e), in an amount equal to the net proceeds to Borrower and its Subsidiaries of such Indebtedness;

                           (c) on the date upon which Borrower or any of its Subsidiaries, or any holding company for the stock of Borrower, receive the proceeds of the issuance of any equity securities following the Closing Date, in an amount equal to 50% of, the Net Cash Proceeds thereof (other than the exercise of management or employee incentive options in an aggregate amount which does not exceed $250,000); and

                           (d) by February 15,2001 and by February 15 of each succeeding year, in an amount equal to 50% of Excess Cash Flow for the immediately preceding Fiscal Year PROVIDED that if no Default or Event of Default then exists and Borrower demonstrates to the reasonable satisfaction of the Administrative Agent that no material diminution in the real and fixed asset values of Borrower and its Subsidiaries have occurred since the Closing Date, then Borrower shall not be required to make any of the prepayments referred to in this clause (d) to the extent that the aggregate principal balance of the outstanding Term Loans would be reduced to an amount which is less than $5,250,000.

                           (e) concurrently with the receipt by Borrower of any Landec Equity Contributions, (i) to the extent of the first $2,500,000 in Landec Equity Contributions, prepay the installments due with respect to the A Term Notes (with application in the manner set forth in the last sentence of this Section), and (ii) to the extent of any Landec Equity Contributions which exceed $2,500,000, first (A) to the outstanding principal Obligations under the Revolving Commitment until the average daily Revolving Availability plus cash balances for the six month period then ending (after giving effect to such prepayment on a pro forma basis for the entire period) is increased to $2,000,000, and then (B) to the Obligations in the manner specified by Borrower. The Landec Equity Contributions are limited to $5,000,000.

Each prepayment made pursuant to this Section (other than those under clause
(e)(ii) hereof) shall reduce the amount required to be repaid on each of the last twelve Amortization Dates ratably (or, if fewer such dates remain, the remaining number).

                  2.8 REDUCTIONS OF THE REVOLVING COMMITMENT. Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least five Business Days prior written notice to the Administrative Agent, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts in an integral multiple of $500,000, or to terminate, all or any portion of the then undisbursed portion of the Revolving Commitment, PROVIDED that any such reduction or termination shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Revolving Commitment being reduced or terminated.

                  2.9      RIGHTS TO ASSUME FUNDS AVAILABLE FOR ADVANCES.
Unless the Administrative Agent shall have been notified by any Lender no later than 10:00 a.m. (Los Angeles time) no later than the Business Day prior to the Business Day proposed for the funding by the Administrative Agent of any Loan that any such Lender does not intend to make available to the Administrative Agent such Lender's portion of the total amount of any such Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Loan and may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Administrative Agent has made funds available to Borrower based on such an assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Pro Rata Share or to prejudice any rights which the Administrative Agent may have against any Lender as a result of any default by such Lender hereunder.

                  2.10 COLLATERAL. The Obligations shall be secured by a first priority (SUBJECT TO Liens permitted by Section 6.9) perfected Lien on the Collateral pursuant to the Collateral Documents.

                  2.11 DETERMINATION OF BORROWING BASE. Borrower acknowledges that the advance rates against Eligible Receivables, Eligible Inventory, Eligible Grower Advances and Eligible Note Receivables shall be subject to periodic collateral audits and field examinations to be completed by auditors selected by the Administrative Agent from time to time subsequent to the Closing Date at the expense of Borrower and such auditors' review of inventory reporting information, whether such reporting information is specifically required hereunder or otherwise, PROVIDED, HOWEVER, that in the absence of the occurrence and continuance of an Event of Default, Lender agrees that it will not perform any such audit and field examination more frequently than twice per calendar year. Each such advance rate may be reduced as a result of such audits and field examinations, in which case Lender shall notify Borrower in writing of such reduced advance rate. If no Event of Default has occurred, at Borrower's request, the Administrative Agent will provide an estimate of the costs anticipated in connection with any audit or inspection.

                                    ARTICLE 3

                                PAYMENTS AND FEES

                  3.1      PRINCIPAL AND INTEREST.

                           (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Loan from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth herein before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest to bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

                           (b) Interest accrued on each Base Rate Loan shall be due and payable on the last day of each calendar month. EXCEPT as otherwise provided in Section 3.7, the unpaid principal amount of each Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the Base Rate Margin. Each change in the interest rate hereunder shall take effect simultaneously with the corresponding changes in the Base Rate.

                           (c) Interest accrued on each Eurodollar Rate Loan shall be due and payable on the earlier of (i) the last day of the related Eurodollar Period or (ii) the last day of each calendar quarter. EXCEPT as otherwise provided in Section 3.7 the unpaid principal amount of any Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Loan PLUS the Applicable Eurodollar Margin.

                           (d) If not sooner paid, the principal Indebtedness under this Agreement shall be payable as follows:

                                    (i) The amount, if any, by which the
                  principal Indebtedness evidenced by the Revolving Notes at any time exceeds the Maximum Revolving Credit Amount shall be payable immediately.

                                    (ii) The A Term Notes shall be payable on
                  each Amortization Date in the related Amortization Amount until paid in full.

                                    (iii) The principal amount of each
                  Eurodollar Rate Loan shall be immediately payable in cash on the last day of the related Eurodollar Period.

                                    (iv) The outstanding principal balance of
                  all of the other Loans shall, in any event, be payable on the Term Maturity Date.

                           (e) The Loans may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty and without prior notice, EXCEPT that with respect to any voluntary prepayment under this Section 3.1 (e), (i) each prepayment shall be in an integral multiple of $100,000, which is, in the case of any prepayment of any Eurodollar Rate Loan, not less than $500,000,
         (ii) the Administrative Agent shall have received written notice of any prepayment at least one Business Day, in the case of a Base Rate Loan, or three Business Days, in the case of a Eurodollar Rate Loan, before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) each prepayment of principal shall be accompanied by payment of interest accrued through the date of payment on the amount of principal paid, and (iv) in any event, any payment or prepayment of all or any part of any Eurodollar Rate Loan on a day other than the last day of the applicable Eurodollar Period shall be subject to
         Section 3.6(d).

                  3.2 COMMITMENT FEES. From and after the Closing Date, Borrower shall pay commitment fees to the Administrative Agent for the account of the Lenders in accordance with their Pro Rata Shares of the Revolving Commitment, an amount equal to the Commitment Fee Rate applicable to each relevant Pricing Period TIMES the actual daily difference between (a) the Revolving Commitment and (b) Revolving Usage. Commitment fees shall be payable quarterly in arrears on each the last Business Day of each calendar quarter, and on the Revolver Termination Date.

                  3.3 LETTER OF CREDIT FEES. With respect to each Letter of Credit issued by the Issuing Lender, Borrower shall pay to the Issuing Lender the following fees on a non-refundable basis:

                                    (i) quarterly, in arrears, for the duration
                  of any Letter of Credit, for the ratable account of the Lenders with a Pro Rata Share under which such Letter of Credit is issued, a letter of credit fee equal to the Applicable Eurodollar Margin times the maximum face amount of each Letter of Credit, but not less than $1,000, PLUS

                                    (ii) for the sole account of the Issuing
                  Lender, such standard payment, negotiation, processing, amendment and other similar charges as and when the Issuing Lender may from time to time advise Borrower are applicable to Letters of Credit.

                  3.4 FACILITY FEES. On the Closing Date, Borrower shall pay to the Administrative Agent a fee in an amount set forth in a letter agreement dated November 16, 1999 between the Administrative Agent and Borrower.

                  3.5 CAPITAL ADEQUACY. If any Lender determines that either (i) the introduction of or any change in any law, order or regulation or in the interpretation or administration of any law, order or regulation by any Governmental Agency charged with the interpretation thereof or (ii) compliance with any guideline or request issued or made from the date hereof from any such Governmental Agency (whether or not having the force of law) has or would have the effect of reducing the rate of return on the capital of that Lender or any corporation controlling that Lender as a consequence of that Lender's Pro Rata Share or the making or maintaining of Loans or Letters of Credit below the rate at which that Lender or such other corporation could have achieved but for such introduction, change or compliance (taking into account the policies of that Lender or corporation with regard to capital), then Borrower shall from time to time, within five Business Days after demand by such Lender, pay to that Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate as to such amounts, submitted to Borrower by the relevant Lender, shall be conclusive and binding for all purposes, absent manifest error.

                  3.6      EURODOLLAR FEES AND COSTS.

                           (a) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance:

                                    (1) shall subject any Lender or its
                  Eurodollar Lending Office to any tax, duty or other charge or cost with respect to any Eurodollar Rate Advance, or its obligation to make Eurodollar Rate Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Rate Advance or any other amounts due under this Agreement in respect of any Eurodollar Rate Advance or its obligation to make Eurodollar Rate Advances (EXCEPT for changes in any tax, duty or other charge on the overall net income, gross income or gross receipts of such Lender or its Eurodollar Lending Office);

                                    (2) shall impose, modify or deem applicable
                  any reserve (INCLUDING any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its Eurodollar Lending Office; or

                                    (3) shall impose on any Lender or its
                  Eurodollar Lending Office or the Designated Eurodollar Market any other condition affecting any Eurodollar Rate Loan, its obligation to make Eurodollar Rate Advances or this Agreement, or shall otherwise affect any of the same;

         and the result of any of the foregoing, as reasonably determined by such Lender, increases the cost to such Lender or its Eurodollar Lending Office of making or maintaining any Eurodollar Rate Advance or in respect of any Eurodollar Rate Advance, its obligation to make Eurodollar Rate Advances or reduces the amount of any sum received or receivable by such Lender or its Eurodollar Lending Office with respect to any Eurodollar Rate Advance or its obligation to make Eurodollar Rate Advances (assuming the Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market), then, within five Business Days after demand by such Lender (with a copy to the Administrative Agent) Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market). A statement of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge (and, in any event, within one year from the date on which it obtained such knowledge), occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the judgment of such Lender, otherwise be disadvantageous to such Lender.

                           (b) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the reasonable opinion of any Lender, make it unlawful, impossible or impracticable for such Lender or its Eurodollar Lending Office to make, maintain or fund any Eurodollar Rate Loan, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the Eurodollar Rate, and such Lender shall so notify the Administrative Agent and Borrower, then such Lender's obligation to make Eurodollar Rate Advances shall be suspended for the duration of such illegality, impossibility or impracticability and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrower. Upon receipt of such notice, the outstanding principal amount of such

         Lender's Eurodollar Rate Advances, together with accrued interest thereon, automatically shall be converted to Base Rate Advances with Eurodollar Periods corresponding to the Eurodollar Loans of which such Eurodollar Rate Advances were a part on either (1) the last day of the Eurodollar Period(s) applicable to such Eurodollar Rate Advances if such Lender may lawfully continue to maintain and fund such Eurodollar Rate Advances to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Rate Advances to such day(s), PROVIDED that in such event the conversion shall not be subject to payment of a prepayment fee under
         Section 3.6(d). In the event that such Lender is unable, for the reasons set forth above, to make, maintain or fund any Eurodollar Rate Loan, such Lender shall fired such amount as a Base Rate Advance for the same period of time, and such amount shall be treated in all respects as a Base Rate Advance.

                           (c) If, with respect to any proposed Eurodollar Rate
         Loan:

                                    (1) the Administrative Agent reasonably
                  determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to the Lenders in the Designated Eurodollar Market for the applicable Eurodollar Period; or

                                    (2) the Requisite Lenders advise the
                  Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent (i) does not represent the effective pricing to such Lenders for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable Eurodollar Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Rate Advances;

         then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future Eurodollar Rate Advances shall be suspended. If at the time of such notice there is then pending a Request for Loan that specifies a Eurodollar Rate Loan, such Request for Loan shall be deemed to specify a Base Rate Loan.

                           (d) Upon payment or prepayment of any Eurodollar Rate Loan, (OTHER THAN as the result of a conversion required under Section 3.6(b)), on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower to borrow on the date or in the amount specified for a Eurodollar Rate Loan in any Request for Loan, Borrower shall indemnify the Lenders against and reimburse each Lender on demand for all costs, expenses, penalties, losses, legal fees and damages incurred or sustained, or that would be incurred or sustained, by the Lenders, INCLUDING loss of interest, as reasonably determined by the Lenders, to the extent that the same are a direct result of such payment, prepayment or failure to borrow. Each Lender's determination of the amount payable under this Section 3.6(d) shall be conclusive in the absence of manifest error. The loss of interest by a Lender will be calculated as (i) the principal amount of the subject Loan, TIMES (ii) a fraction the numerator of which is the number of days between the date of payment and the last day of the applicable Eurodollar Period, and the denominator of which is 360, TIMES (iii) the Eurodollar Rate for the subject Loan, MINUS the Eurodollar Rate that would be applicable to a Loan in the amount of the subject Loan to be made on the date of prepayment or a period equal to the number of days remaining in the applicable Eurodollar Period (to the extent such difference is a positive number).

                  3.7 POST DEFAULT INTEREST AND LATE PAYMENTS. At the option of the Requisite Lenders, so long as any Event of Default has occurred and is continuing, the Loans shall thereafter bear interest, and if any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to any Creditor is not paid when due, it shall thereafter bear interest until paid in full, at a fluctuating interest rate per annum at all times equal to the greater of (a) the Base Rate plus 2% per annum or (b) 2% per annum above the rate of interest that would otherwise be applicable pursuant to this Agreement (the "Default Rate"), to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (INCLUDING interest on past due interest) shall be compounded quarterly, on the last day of each calendar quarter, to the fullest extent permitted by applicable Laws.

                  3.8 RIGHT TO ASSUME PAYMENTS WILL BE MADE BY BORROWER. Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Administrative Agent may, in its sole discretion, assume that Borrower has remitted such payment when so due and may, in its sole discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender's share of such assumed payment. If Borrower has not in fact remitted such payment to the Administrative Agent each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

                  3.9 COMPUTATION OF INTEREST AND FEES. Computation of interest or fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Borrower acknowledges that such calculation method will result in a higher yield to the Lenders than a method based on a year of 365 or 366 days.

                  3.10 NON-BUSINESS DAYS. If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest.

                  3.11     MANNER AND TREATMENT OF PAYMENTS.

                           (a) Each payment hereunder shall be made to the Administrative Agent, at the Administrative Agent's Office, for the account of the relevant Creditor in immediately available funds not later than 1:00 p.m., Los Angeles time, on the day of payment (which must be a Business Day). All payments received after these deadlines on any Business Day, shall be deemed received on the next succeeding Business Day. The amount of all payments received by the Administrative Agent for the account of any Lender shall be promptly paid by the Administrative Agent to that Lender in immediately available funds. All payments shall be made in lawful money of the United States of America.

                           (b) Each Lender shall use its best efforts to keep a record of Advances made by it and payments received by it with respect to each of the Loans and such record shall, as against Borrower, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, no Lender shall be liable to any Party for any failure to keep such a record.

                           (c) Each payment of any amount payable by Borrower or any other Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority (other than taxes on overall net income, gross income or gross receipts of a Lender or its Eurodollar Lending Office). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of taxes, assessments or other charges imposed by any Governmental Agency from any amount payable to any Lender under this Agreement, Borrower shall
         (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and (ii) pay such additional amount to that Lender as is necessary to result in that Lender's receiving a net after-tax (or after-assessment or after-charge) amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding.

                  3.12 FUNDING SOURCES. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

                  3.13 FAILURE TO CHARGE NOT SUBSEQUENT WAIVER. Any decision by any Creditor not to require payment of any interest (INCLUDING interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of that Creditor's right to require full payment of any interest (INCLUDING interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method, on any other or subsequent occasion.

                  3.14     AUTHORITY TO CHARGE ACCOUNT.

                           (a) Borrower hereby authorizes Bank of America upon notice from the Administrative Agent to charge the Funding Account and thereafter to remit to the Administrative Agent, in such amounts as may from time to time be necessary to cause timely payment of principal, interest, fees and other charges payable by Borrower under the Loan Documents.

                           (b) Approximately five days prior to the date any payment is due from Borrower under any of the Loan Documents, the Administrative Agent shall provide to Borrower a statement of the amounts that will be due on such date (the "Billed Amount"). The calculation of the Billed Amount shall be made on the assumption that no new Loans or payments will be made between the date of the billing statement and the date the amounts are due, and that there will be no changes in the applicable interest rate.

                           (c) Bank of America, upon notice from the Administrative Agent, will charge the Funding Account for the Billed Amount regardless of the actual amount of interest accrued (the "Accrued Amount"). If the Billed Amount charged to the Funding Account differs from the Accrued Amount, the discrepancy will be treated as follows:
         (i) if the Billed Amount is less than the Accrued Amount, the Billed Amount for the following payment date will be increased by the amount of the discrepancy (and no Default or Event of Default shall be deemed to have occurred solely as a result of such discrepancy); and (ii) if the Billed Amount is more than the Accrued Amount, the Billed Amount for the following payment date will be decreased by the amount of the discrepancy. Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding under the Loans, without compounding. The Administrative Agent and the Lenders shall not pay to Borrower any interest on any excess payment.

                           (d) Nothing herein shall obligate the Administrative Agent to charge the Funding Account as provided above at a time when there are not sufficient good funds in such account, and if there are insufficient funds in the Funding Account on a date the Administrative Agent enters any debit authorized hereby, the Administrative Agent shall reverse such debit to the extent of such insufficiency.

                  3.15 SURVIVABILITY. All of Borrower's obligations under Sections 3.5 and 3.6 shall survive for six months following the date on which all Loans hereunder are fully paid.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

                  Borrower represents and warrants to the Creditors as follows:

                  4.1 EXISTENCE AND QUALIFICATION; POWER; COMPLIANCE WITH LAWS. Each of Borrower and Landec is a corporation duly formed, validly existing and in good standing under the laws of the state of its incorporation, as described in the preamble to this Agreement. Each of Borrower and Landec is duly qualified to transact business, is in good standing in its jurisdiction of incorporation and each other jurisdiction, in which the conduct of its business or the ownership or leasing of its properties makes such qualification or registration necessary, EXCEPT where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. The chief executive offices and principal place of business of Borrower are located at the addresses for notices set forth for Borrower in the signature pages to this Agreement. Each of Borrower and Landec has all requisite corporate power and authority to conduct its business, to own and lease its properties and to execute and deliver each Loan Document to which it is a party and to perform the Obligations. All outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid, non-assessable and issued in compliance with all applicable state and federal securities and other Laws, and are owned of record by Landec. Except as described in Schedule 4.1, as of the Closing Date, no Person holds any option, warrant or other right to acquire any shares of capital stock of Borrower. Each of Borrower and Landec is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, EXCEPT where the failure so to comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

                  4.2 AUTHORITY; COMPLIANCE WITH OTHER AGREEMENTS AND INSTRUMENTS AND GOVERNMENT REGULATIONS. The execution, delivery and performance by Borrower and the Guarantors of each Loan Document to which each is a Party have been duly authorized by all necessary corporate action, and do not:

                           (a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of such Party, EXCEPT as heretofore obtained;

                           (b) Violate or conflict with any provision of such Party's charter, articles of incorporation or bylaws, as applicable;

                           (c) Result in or require the creation or imposition of any Lien or right of others (OTHER THAN pursuant to the Collateral Documents) upon or with respect to any Property now owned or leased or hereafter acquired by that Party;

                           (d) Violate any Requirement of Law applicable to such Party in any material respect;

                           (e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any material indenture or loan or credit agreement or any other Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected; and

                           (f) No Party is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

                  4.3 NO GOVERNMENTAL APPROVALS REQUIRED. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower and the Guarantors of any of the Loan Documents to which it is a Party, except for those which have been made or obtained and are in full force and effect.

                  4.4      SUBSIDIARIES.

                           (a) As of the Closing Date, Schedule 4.4 hereto correctly sets forth the names, the form of legal entity, jurisdictions of organization, chief executive offices and principal place of business of all Subsidiaries of Borrower. Except as described in
         Schedule 4.4, Borrower does not own as of the Closing Date any capital stock or equity interest in any Person. All of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each such Subsidiary are owned of record and beneficially as indicated on Schedule 4.4, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid, nonassessable, and were issued in compliance with all applicable state, federal and other Laws, and are free and clear of all Liens.

                           (b) Each such Subsidiary is a legal entity of the form described for that Subsidiary in Schedule 4.4, duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such, and has filed fictitious business name statements, in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary (EXCEPT where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its properties.

                           (c) Each such Subsidiary is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, EXCEPT where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not constitute a Material Adverse Effect.

                  4.5 FINANCIAL STATEMENTS. Borrower has furnished to the Administrative Agent (a) the pro forma opening balance sheet of Borrower as of the Closing Date, (b) the audited combined financial statements of the Acquired Companies on the Closing Date for the Fiscal Year ended December 31, 1998, and
(c) the internally prepared combined financial statements of the Acquired Companies for the nine-month fiscal period ended September 30, 1999. Such financial statements fairly present in all material respects the financial condition, results of operations and changes in financial position of the Acquired Companies as of such dates and for such respective periods in conformity with GAAP consistently applied, subject only to normal year-end accruals and audit adjustments.

                  4.6 NO OTHER LIABILITIES; NO MATERIAL ADVERSE EFFECT. Landec, Borrower and its Subsidiaries do not have any material liability or material contingent liability required under GAAP to be reflected or disclosed, and not reflected or disclosed, in the financial statements described in Section 4.5, OTHER THAN liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements. As of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since December 31, 1998.

                  4.7 TITLE TO AND LOCATION OF PROPERTY. Borrower and its Subsidiaries have valid title to the Property (OTHER THAN assets which are the subject of a Capital Lease) reflected in the financial statements described in
Section 4.5, OTHER THAN items of Property or exceptions to title which are in each case immaterial and Property subsequently sold or disposed of in the ordinary course of business. Such Property is free and clear of all Liens and Rights of Others, OTHER THAN those permitted under Section 6.9. All Property of Borrower and its Subsidiaries is located at one of the locations described in
Schedule 4.7 other than Property constituting equipment or inventory which are in transit to such locations or in transit to a third party purchaser which will become obligated on a receivable to Borrower upon receipt.

                  4.8 REAL PROPERTY. Schedule 4.8 sets forth as of the Closing Date a summary description of all real property owned by Borrower and its Subsidiaries, and of all real property leasehold estates held by Borrower and its Subsidiaries, which summary is accurate and complete in all material respects except for real property acquired or leased after the Closing Date after notice to the Administrative Agent.

                  4.9 INTANGIBLE ASSETS. Borrower and its Subsidiaries own, or possess the right to use to the extent necessary in their respective businesses, all trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other intangible assets that are used in the conduct of their businesses as now operated. None of the intangible assets described in the first sentence of this Section, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person. The License Agreement is in full force and effect and entitles Borrower and its Subsidiaries to the unrestricted use of the "Intelimer" process and any related, derivative or successor products in connection with the perishable produce products packing industry.

                  4.10 GOVERNMENTAL REGULATION. Neither Borrower nor any Subsidiary of Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or to any other Law limiting or regulating its ability to incur Indebtedness for money borrowed.

                  4.11 LITIGATION. EXCEPT for (a) any matter fully covered (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has assumed full responsibility, (b) any matter, or series of related matters, involving a claim against Landec, Borrower or any of its Subsidiaries of less than $250,000, and (c) matters set forth in Schedule 4.11, as of the Closing Date, there are no actions, suits, proceedings or investigations pending as to which Landec, Borrower or any Subsidiary of Borrower has been served or has received written notice or, to the best knowledge of Landec and Borrower, threatened against or affecting Landec, Borrower, any Subsidiary of Borrower or any Property of any of them before any Governmental Agency. There is no reasonable basis, to the best knowledge of Borrower, for any action, suit, proceeding or investigation against or affecting Landec, Borrower, any Subsidiary of Borrower or any Property of any of them before any Governmental Agency which would constitute a Material Adverse Effect.

                  4.12 BINDING OBLIGATIONS. Each of the Loan Documents to which Borrower and the Guarantors are a party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, EXCEPT as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies and/or defenses as a matter of judicial discretion.

                  4.13 NO DEFAULT. No event has occurred and is continuing that is a Default or Event of Default.

                  4.14 ERISA.

                           (a) EXCEPT as disclosed in Schedule 4.14, as of the Closing Date neither Borrower nor any ERISA Affiliate of Borrower maintains, contributes to or is required to contribute to any "employee pension benefit plan" that is subject to Title IV of ERISA.

                           (b) With respect to each Pension Plan disclosed in
         Schedule 4.14:

                                    (i)  such Pension Plan complies in all
                  material respects with ERISA and any other applicable Laws;

                                    (ii) such Pension Plan has not incurred any
                  material "accumulated funding deficiency", as that term is defined in Section 302 of ERISA;

                                    (iii) no "reportable event" (as defined in
                  Section 4043 of ERISA) (other than a "reportable event" that is not subject to the provision of 30-day notice to the PBGC) has occurred that would subject Borrower or any Subsidiary of Borrower to any liability with respect to such Pension Plan that would constitute a Material Adverse Effect;

                                    (iv) neither Borrower nor any Subsidiary of
                  Borrower has engaged in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) that would subject Borrower or any Subsidiary of Borrower to any penalty that would constitute a Material Adverse Effect;

                                    (v) no Termination Event has occurred or, to
                  the best knowledge of Borrower, may reasonably be expected to occur; and

                                    (vi) no material unfunded vested liabilities
                  exist under any Pension Plan and the present value of all benefit liabilities under each Pension Plan and each Pension Plan of a Subsidiary and of an ERISA Affiliate do not exceed by a material amount the value of the assets of such Plan.

                           (c) As of the Closing Date, all contributions required to be made by Borrower or any of its Subsidiaries to a Multiemployer Plan described in Schedule 4.14 have been made except as may be described in Schedule 4.14. Neither Borrower, any Subsidiary of

         Borrower, nor any ERISA Affiliate has incurred any withdrawal liability under Section 4201 of ERISA that could have a material adverse effect on Borrower, its Subsidiaries or any ERISA Affiliate. Neither Borrower nor any ERISA Affiliate of Borrower has received any notification that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization has resulted or can reasonably be expected to result in an increase in the contributions required to be made to such Plan that could have a material adverse effect on Borrower and its Subsidiaries taken as a whole.

                           (d) Each of Borrower, its Subsidiaries and its ERISA Affiliates are in compliance with those provisions of ERISA which are applicable to Borrower, its Subsidiaries and its ERISA Affiliates, the non-compliance with which would have a Material Adverse Effect on Borrower.

                  4.15 REGULATIONS T, U AND X. No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any "margin stock" (as such term is defined in Regulation U) in violation of Regulations T, U or X. Neither Landec, Borrower nor any Subsidiary of Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such "margin stock."

                  4.16 DISCLOSURE. No written statement made by a Responsible Official of Borrower or any Guarantor to any Creditor in connection with this Agreement, or in connection with any Loan, contains any untrue statement of a material fact or omits a material fact (which fact is known to Borrower or such Guarantor, in the case of materials not furnished by Borrower or such Guarantor) necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made and taken together with all of the information so provided. There is no fact known to Borrower or any Guarantor (OTHER THAN facts generally applicable to businesses of the types engaged in by Borrower) which would constitute a Material Adverse Effect that has not been disclosed in writing to the Lenders.

                  4.17 TAX LIABILITY. Borrower and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, withheld, collected or remitted, all taxes, interest, penalties and installments of taxes due and payable by them with respect to the periods, Property or transactions covered by such returns, or pursuant to any assessment received by either Borrower or any Subsidiary of Borrower, EXCEPT (a) taxes for which Borrower or such Subsidiary has been fully indemnified and (b) such taxes, if any, as are being contested in good faith by appropriate proceedings diligently pursued and as to which adequate reserves have been established arid maintained. To the best knowledge of Borrower, there is no tax assessment contemplated or proposed by any Governmental Agency against Borrower or any Subsidiary of Borrower that would constitute a Material Adverse Effect.

                  4.18 PROJECTIONS. To the best knowledge of Landec and Borrower, the assumptions set forth in the Projections attached hereto as
Schedule 4.18 are reasonable and consistent with each other and with all facts known to Landec or Borrower and no material assumption is omitted as a basis for the Projections, and the Projections are reasonably based on such assumptions. Nothing in this Section shall be construed as a representation or covenant that the Projections in fact will be achieved.

                  4.19 SECURITY INTERESTS. The Collateral Documents create a valid security interest in the Collateral described therein in favor of the Administrative Agent securing the Obligations. Upon

(a) the filing of UCC-1 financing statements delivered to the Administrative Agent pursuant to Section 8.1(a) with the appropriate Governmental Agencies,
(b) the filing of the Trademark Security Agreement and Patent Security Agreement with the United States Patent and Trademark Office, and (c) the recording of each Deed of Trust with the appropriate Governmental Agencies, all action necessary to perfect the security interests so created by the Collateral Documents described in this sentence that can be perfected by possession or by such filing or recordation, will have been taken and completed (EXCEPT for the requirement that continuation statements periodically must be filed and/or recorded with respect to financing statements on file in favor of the Administrative Agent). Such security interests are of first priority EXCEPT as otherwise permitted under this Agreement.

                  4.20 HAZARDOUS MATERIALS.

                           (a) The ongoing operations of Borrower and its Subsidiaries, and to the best knowledge of Borrower, the ongoing operations of all current tenants, subtenants or other occupants of all or any part of the real property described on Schedule 4.8 (the "Real Property"), are conducted and comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $100,000 in the aggregate.

                           (b) Borrower and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("ENVIRONMENTAL PERMITS") and necessary for their respective ordinary course operations except where the failure to obtain such licenses, permits, authorizations and registrations does not constitute a Material Adverse Effect, all such Environmental Permits are in good standing, and Borrower and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits.

                           (c) Neither any of Borrower nor any Subsidiary of Borrower (nor to the best knowledge of Borrower no current tenants, or other occupants of all or part of the Real Property) or any of their respective present Property or operations, is subject to any existing, pending, or, to the best knowledge of Borrower, threatened or outstanding written order, suit, claim, proceeding, investigation, order, comment, injunction, writ, award, action or proceeding from or agreement with any Governmental Agency or third party, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.

                           (d) There are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the Closing Date, of Borrower or any of its Subsidiaries that could reasonably be expected to give rise to Environmental Claims with a potential liability of Borrower and its Subsidiaries in excess of $100,000 in the aggregate for any such condition, circumstance or Property. In addition, (i) neither Borrower nor any Subsidiary of Borrower has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and (ii) Borrower and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws except where the failure to so notify does not constitute a Material Adverse Effect.

                  4.21 MATERIAL CONTRACTS. As of the Closing Date, except as disclosed on Schedule 4.21, neither Borrower nor any Subsidiary of Borrower is a party to any Material Contract.

                  4.22 YEAR 2000 COMPLIANCE. Landec and Borrower have conducted a comprehensive review and assessment of its systems and equipment applications and made appropriate inquiry of Borrower's key suppliers, vendors and customers with respect to the "year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to properly perform date-sensitive functions with respect to certain dates prior to and after December 31, 1999). Based on that review and inquiry, Borrower does not believe the year 2000 problem, including costs of remediation, will result in a material adverse change in Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit. Borrower has developed appropriate contingency plans in respect to uninterrupted and unimpaired business operation in the event of a failure of its own or a third party's systems or equipment due to the year 2000 problem, including those of vendors, customers, and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure.

                  4.23 MERGER AND PURCHASE AGREEMENT. As of the Closing Date, the purchase of each of the Guarantors (other than Landec) and the other transactions contemplated by the Merger and Purchase Agreement to occur on the Closing Date have been consummated in conformity with the Merger and Purchase Agreement and in material compliance with all applicable laws.

                  4.24 MERGER AND PURCHASE AGREEMENT. As of the Closing
Date, Landec has contributed all of its interests in the Intellipac Assets to Borrower.

                                    ARTICLE 5
                              AFFIRMATIVE COVENANTS
                           (OTHER THAN INFORMATION AND
                             REPORTING REQUIREMENTS)

                  So long as any Loan remains unpaid, any Letter of Credit remains outstanding, any other Obligation remains unpaid, or any portion of the Commitments remains in force, Borrower shall, and shall cause each Subsidiary to, unless the Requisite Lenders otherwise consent in writing:

                  5.1 PAYMENT OF TAXES AND OTHER POTENTIAL LIENS. Pay, collect, withhold, remit and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof, upon their respective income or profits or any part thereof or upon any right or interest of the Creditors under any Loan Document, EXCEPT that Borrower and its Subsidiaries shall not be required to pay or cause to be paid
(a) any income or gross receipts tax or any other tax on or measured by income generally applicable to banks or their corporate parents or (b) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings diligently pursued, so long as the relevant entity has established and maintains adequate reserves for the payment of the same and by reason of such nonpayment and contest no item or portion of Property of Borrower or its Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

                  5.2 PRESERVATION OF EXISTENCE. Except as otherwise permitted pursuant to Section 6.3, preserve and maintain, or cause to be maintained and preserved, their respective existences in the jurisdictions of their formation and all authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective businesses, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective businesses or the ownership or leasing of their respective properties.

                  5.3 MAINTENANCE OF PROPERTIES. Except as otherwise permitted pursuant to Section 6.2, maintain, preserve and protect, or cause to be maintained, preserved and protected, all of their respective depreciable properties in good order and condition, subject to wear and tear in the ordinary course of business, or damage or destruction from casualties which are fully covered by insurance (subject to customary deductibles and retentions), and not permit any waste of their respective properties, EXCEPT that the failure to maintain, preserve and protect a particular item of depreciable Property that is not of significant value, either intrinsically or to the operations of Borrower and its Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

                  5.4 MAINTENANCE OF INSURANCE. Maintain, or cause to be maintained, liability, casualty and other insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customary for similarly situated businesses, INCLUDING public liability insurance, business interruption insurance and all-risk casualty insurance with respect to all of Borrower's tangible personal property. Such insurance shall be maintained, in amounts and with responsible insurance companies reasonably acceptable to the Requisite Lenders. The Administrative Agent shall be named as additional insured and loss payee as its interests may appear, with respect to casualty insurance on all Collateral, and Borrower shall deliver to the Administrative Agent, not less frequently than once in each calendar year, (a) an "accord certificate" (or its equivalent) evidencing that insurance of the types required by this Section and the Collateral Documents is in force and (b) a

Lenders Loss Payable Endorsement on a form reasonably acceptable to the Administrative Agent evidencing that the Administrative Agent is an additional insured and loss payee with respect to all risk casualty insurance and other insurance requested by the Administrative Agent. Borrower agrees that for so long as the Commitments are in effect or any Obligation remains outstanding, it shall maintain the $2,500,000 policy of key man life insurance on the life of Nick Tompkins referred to in Section 8.1(a), and that, in the event of any payment thereunder, the proceeds thereof may be applied by the Lenders to the principal amount of the Obligations in such manner as they direct (with a corresponding reduction in the Commitments).

                  5.5 COMPLIANCE WITH LAWS. Comply with, or cause to be complied with, all Requirements of Laws, noncompliance with which could constitute a Material Adverse Effect.

                  5.6 INSPECTION RIGHTS. At any time during regular business hours and as often as requested (but not so as to materially interfere with the business of Borrower or any of its Subsidiaries) and, if no Event of Default has occurred and is continuing, upon reasonable notice, permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, (a) to examine, audit and make copies and abstracts from the records and books of account of, (b) to visit, and inspect the Properties of, Borrower and its Subsidiaries, (c) to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their officers, key employees or accountants or with any relevant taxing authority (and Borrower shall promptly execute and deliver to the Administrative Agent any waivers of confidentiality required to permit such discussions), and (d) in the case of the Administrative Agent, to discuss the accounts of Borrower and its Subsidiaries with vendors upon the occurrence and during the continuance of an Event of Default, and, upon request, furnish promptly to the Administrative Agent tree copies of all financial information made available to the senior management of Borrower or any of its Subsidiaries. Audits of Borrower's books and records and of the Collateral shall be conducted by the Administrative Agent or its employees, agents or representatives twice per year, or more frequently if reasonably requested by the Requisite Lenders. The Administrative Agent may, at any time, either orally or in writing, request confirmation from any account debtor, of the current amount and status of the accounts receivable upon which such account debtor is obligated to Borrower.

                  5.7 KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower or any of its Subsidiaries.

                  5.8 COMPLIANCE WITH AGREEMENTS. Promptly and fully comply with all Contractual Obligations under all material agreements, indentures, leases and/or instruments to which any one or more of them is a party, whether such material agreements, indentures, leases or instruments are with a Creditor or another Person, noncompliance with which could constitute a Material Adverse Effect, EXCEPT that Borrower and its Subsidiaries need not comply with Contractual Obligations (OTHER THAN the Loan Documents) under any such agreements, indentures, leases or instruments then being contested by any of them in good faith by appropriate proceedings diligently pursued.

                  5.9 USE OF PROCEEDS. Use the proceeds of the Loans during the term of this Agreement for solely for (i) partially financing the purchase of Old Apio by Borrower pursuant to the Merger and Purchase Agreement, (ii) refinancing of approximately $10,750,000 of existing indebtedness of Old Apio and certain of its Affiliates, (iii) payment of expenses and costs associated with the execution and delivery of the Loan Documents and the transactions contemplated thereby and (iv) for general corporate purposes and working capital needs.

                  5.10     HAZARDOUS MATERIALS LAWS.

                           (a) Conduct their operations and keep and maintain their Property in compliance with all Environmental Laws noncompliance with which could constitute a Material Adverse Effect.

                           (b) Notify the Administrative Agent in writing upon, but in no event later than 10 days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against Borrower or any Subsidiary of Borrower or any of their respective Properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the Property of Borrower or such Subsidiary that could reasonably be anticipated to cause such Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Property under any Environmental Laws.

                           (c) Upon the written request of the Administrative Agent or the Requisite Lenders, submit to the Administrative Agent with sufficient copies for each Lender, at Borrower's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to Section 5.10(b), that could, individually or in the aggregate, result in liability in excess of $200,000.

                  5.11 FUTURE GUARANTORS AND COLLATERAL. In the event that Borrower hereafter forms or acquires any Subsidiary (other than Apio Cooling and any Subsidiary thereof), Borrower shall promptly and in any event within 10 Business Days (a) cause such Subsidiary to execute a guarantee of the obligations, a related security agreement (substantially in the form of the Subsidiary Guaranty and Guarantor Security Agreement), and joinders to the Patent Security Agreement and the Trademark Security Agreement and to deliver such Uniform Commercial Code financing statements as the Administrative Agent may reasonably require in connection with the Guarantor Security Agreement and
(b) subject to Section 11.23, to execute a Pledge Agreement, substantially in the form of the Landec Pledge Agreement, and deliver the stock or other equity securities of such Subsidiary to the Administrative Agent in pledge. In the event that Borrower or any of its Subsidiaries hereafter obtains any United States trademarks or patents, they shall promptly, and in any event within 10 Business Days, execute the Trademark Security Agreement or the Patent Security Agreement, as applicable, with respect thereto.

                  5.12     FURTHER ASSURANCES.

                           (a) Borrower shall ensure that all written information, exhibits and reports furnished to any Creditor do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances existing as of the date when made.

                           (b) Promptly upon request by the Administrative Agent or the Requisite Lenders, Borrower shall (and shall cause its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Administrative Agent or such Lenders, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement Or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties of Borrower and its Subsidiaries, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Creditors the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.

                           (c) Borrower shall diligently prosecute the re-registration of the United States federal trademark "Eat Smart." Within 10 Business Days following such re-registration, Borrower shall execute and deliver a Trademark Security Agreement substantially in the form of Exhibit J with respect thereto, granting a first priority Lien upon such trademark.

                                    ARTICLE 6

                               NEGATIVE COVENANTS

                  So long as any Loan remains unpaid, any Letter of Credit remains outstanding, any other Obligation remains unpaid, or any portion of the Commitments remains in force, Borrower shall not, and shall not permit any of its Subsidiaries to, unless the Requisite Lenders otherwise consent in writing:

                  6.1 PREPAYMENT OF SUBORDINATED OBLIGATIONS AND EARN OUT PAYMENTS. (a) Prepay or repay any principal (INCLUDING sinking fund payments) in respect of any Subordinated Obligations or Earn Out Payments, or (b) pay any principal, interest or other amounts in respect of any Subordinated Obligations except in accordance with the definitive subordination agreement between the Administrative Agent and the holder of such Subordinated Obligations or Earn Out Payments, or (c) prepay any principal (INCLUDING sinking fund payments), interest or other amounts on any other Indebtedness of Borrower or any of its Subsidiaries prior to the date when due.

                  6.2 DISPOSITION OF PROPERTY. Make any Disposition of its Property, whether now owned or hereafter acquired, EXCEPT a Disposition by Borrower to a Wholly-Owned Subsidiary, or by a Subsidiary to Borrower or a Wholly-Owned Subsidiary.

                  6.3 MERGERS. Merge or consolidate with or into any Person, EXCEPT (a) mergers and consolidations of a Subsidiary of Borrower into Borrower or a Wholly-Owned Subsidiary or of Subsidiaries with each other and (b) a merger or consolidation of a Person into Borrower or with or into a Wholly-Owned Subsidiary of Borrower; PROVIDED that (i) Borrower or a Wholly-Owned Subsidiary is the surviving entity, (ii) no Change in Control results therefrom, (iii) no Default or Event of Default then exists or would result therefrom and (iv) Borrower and each of the Guarantors execute such amendments to the Loan Documents as the Lender may reasonably determine are appropriate as a result of such merger.

                  6.4 ACQUISITIONS AND INVESTMENTS. Make any Acquisition or make or suffer to exist any Investments other than:

                           (a) Investments existing as of the Closing Date and described on Schedule 6.4; and

                           (b)      Investments in Cash Equivalents;

                           (c) Investments consisting of advances to officers, directors and employees of Borrower and its Subsidiaries for travel, entertainment, relocation, anticipated bonus and analogous ordinary business purposes;

                           (d)      Investments under the Approved Swap
         Agreement; and

                           (e) Investments in Grower Notes and Grower Advances and investments in crops made in the ordinary course of business.

                  6.5 DISTRIBUTIONS AND OTHER RESTRICTED PAYMENTS. Make any Distribution or other Restricted Payment, whether from capital, income or otherwise, and whether in cash or other Property, EXCEPT:

                           (a) a one time Restricted Payment of an amount not in excess of $725,000 made by Borrower on the Closing Date to Landec;

                           (b) Distributions by any Subsidiary of Borrower to Borrower or to any Wholly-Owned Subsidiary of Borrower;

                           (c) Management Fee Distributions, Quarterly Tax Distributions and Tax Settlements, in each case to the extent permitted by Section 6.20; and

                           (d) Earn Out Payments made in accordance with the Subordination Agreement and when no Default or Event of Default exists.

                  6.6      ERISA.

                           (a) At any time, maintain, or be or become obligated to contribute on behalf of its employees to, any "employee pension benefit plan" that is subject to Title IV of ERISA other than those Pension Plans disclosed in Schedule 4.14, and Multiemployer Plans to which Borrower or any Subsidiary of Borrower becomes obligated to contribute pursuant to the terms of a collective bargaining agreement.

                           (b) At any time, permit any Pension Plan disclosed in
         Schedule 4.14, in such case if to do so would constitute a Material Adverse Effect, to:

                                    (i)     engage in any non-exempt "prohibited
                  transaction", as such term is defined in Section 4975 of the Code;

                                    (ii) incur any material "accumulated funding
                  deficiency", as that term is defined in Section 302 of ERISA;
                  or

                                    (iii) suffer a Termination Event to occur
                  which may reasonably be expected to result in liability of Borrower or any ERISA Affiliate thereof to the Pension Plan or to the PBGC or the imposition of a Lien on the Property of Borrower or any ERISA Affiliate thereof pursuant to Section 4068 of ERISA.

                           (c) Fail, upon a Responsible Official of Borrower becoming aware thereof, promptly to notify the Administrative Agent of the occurrence of any "reportable event" (as defined in Section 4043 of ERISA) (other than a "reportable event" that is not subject to the provision of 30-day notice to the PBGC) or of any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) with respect to any Pension Plan described in Schedule 4.14 or any trust created thereunder.

                           (d) At any time, permit any Pension Plan described in
         Schedule 4.14 to fail to comply with ERISA or other applicable Laws in any respect that could result in a Material Adverse Effect.

                  6.7 CHANGE IN NAME; NATURE OF BUSINESS. Change the legal name of Borrower or of any Subsidiary of Borrower or make any material change in the nature of the business of Borrower and its Subsidiaries, taken as a whole, as at present conducted.

                  6.8 INDEBTEDNESS AND CONTINGENT OBLIGATIONS. Create, incur, assume or suffer to exist any Indebtedness or Contingent Obligation,
EXCEPT:

                           (a) Existing Indebtedness and Contingent Obligations disclosed on Schedule 6.8;

                           (b) Indebtedness and Contingent Obligations in favor of the Creditors under the Loan Documents;

                           (c) Indebtedness and Contingent Obligations arising from the endorsement of instruments for collection in the ordinary course of Borrower's business;

                           (d) Indebtedness and Contingent Obligations consisting of the Approved Swap Agreement;

                           (e) purchase money Indebtedness and obligations in connection with Capital Leases PROVIDED that the aggregate amount of such Indebtedness and Capital Leases incurred in any Fiscal Year does not exceed $500,000;

                           (f)      Subordinated Obligations;

                           (g) deferred obligations under the Management Agreement and the Tax Agreement (subject to the subordination provisions contained in the Landec Guaranty);

                           (h) Indebtedness and Contingent Obligations under initial or successive refinancings of any Indebtedness permitted under clauses (a) and (f) above, provided that the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced and the material terms and provisions of any such refinancing (including maturity, redemption, prepayment, default and subordination provisions) are no less favorable to the Lenders than the Indebtedness being refinanced; and

                           (i) Indebtedness of Borrower with respect to the Secondary Partner Deferred Payments referred to in Section 2.6 of the Merger and Purchase Agreement.

                  6.9 LIENS; NEGATIVE PLEDGES; SALES AND LEASEBACKS. Create, incur, assume or suffer to exist any Lien or Right of Others of any nature upon or with respect to any of its Property, whether now owned or hereafter acquired; or suffer to exist any Negative Pledge with respect to any of its Property; or engage in any sale and leaseback transaction with respect to any of its Property; EXCEPT:

                           (a)      Permitted Encumbrances;

                           (b) Liens and Negative Pledges in favor of the Creditors under the Loan Documents;

                           (c) Existing Liens disclosed in Schedule 6.9 and permitted refinancings thereof; and

                           (d) purchase money Liens securing Indebtedness permitted under Section 6.8(d).

                  6.10 TRANSACTIONS WITH AFFILIATES. Enter into any transaction of any kind with any officer or Affiliate of Borrower, or any Person that owns or holds 5% or more of the outstanding common stock of Borrower, OTHER THAN transactions (INCLUDING real property lease transactions) on terms at least as favorable to Borrower or its Subsidiaries as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power.

                  6.11 NET WORTH. Permit Net Worth, as of the last day of any Fiscal Quarter beginning April 30, 2000, to be less than the sum of (a) $19,125,000 PLUS (b) 75% of cumulative Net Income for each Fiscal Quarter which has then ended since the Closing Date (including the stub financial period beginning on the Closing Date and ending on January 31, 2000) and without deduction for any net loss during any such Fiscal Quarter), PLUS (c) 100% of the Net Cash Proceeds to Borrower of the issuance of any equity securities by Borrower (or any holding company for any capital stock of Borrower) since the Closing Date.

                  6.12 LEVERAGE RATIO. Beginning October 31, 2000, permit the Leverage Ratio as of the last day of any Fiscal Quarter described in the matrix set forth below, to be greater than the ratio set forth opposite that Fiscal
Quarter:

                  Fiscal Quarters Ending             Maximum Ratio
                  ----------------------             -------------

                  October 31, 2000 through and
                  including July 31, 2001            2.75:1.00

                  October 31,2001 through and
                  including July 31, 2002            2.00:1.00

                  Later Fiscal Quarters              1.50:1.00.

                  6.13 MINIMUM EBITDA. Permit EBITDA, for any period set forth below in this Section to be less than the amount set forth opposite that period:

                       Period                                   Minimum EBITDA
                       ------                                   --------------
                       Closing Date through January 31, 2000    $630,000
                       Closing Date through April 30, 2000      $1,150,000
                       Closing Date through July 31, 2000       $4,500,000.

                  6.14 MINIMUM EBITDA PRIOR TO FARMING LOSSES. Permit EBITDA PLUS farming losses, for any period set forth below in this Section to be less than the amount set forth opposite that period:

                       Period                                   Minimum EBITDA
                       ------                                   --------------
                       Closing Date through January 31, 2000    $1,100,000
                       Closing Date through April 30, 2000      $2,300,000
                       Closing Date through July 31, 2000       $6,000,000.

                  6.15 FIXED CHARGE COVERAGE RATIO. Permit the Fixed Charge Coverage Ratio as of the last day of the Fiscal Quarter ending July 31, 2000 or any subsequent Fiscal Quarter to be less than 1.25:1.00.

                  6.16 CURRENT RATIO. Permit the ratio of (a) the consolidated current assets of Borrower and its Subsidiaries as of the last day of any Fiscal Quarter, to (b) the consolidated current liabilities of Borrower and its Subsidiaries as of the same date (excluding accrual accounts for Earn Out Payments, Tax Agreement Amounts and Management Fee Distributions, but in any event including the Revolving Usage) in each case determined in accordance with GAAP, to be less than 0.90:1.00.

                  6.17 PROFITABILITY. Permit Net Income PLUS accrued but unpaid Management Fee Distributions to be less than zero for any two consecutive Fiscal Quarters, (beginning with the two Fiscal Quarters ending April 30, 2000 and July 31, 2000).

                  6.18 MAXIMUM CAPITAL EXPENDITURES. Permit Capital Expenditures during any Fiscal Year, to exceed the amount set forth below opposite that Fiscal Year:

                        Fiscal Year Ending                   Maximum Amount
                        ------------------                   --------------

                        October 31, 2000                     $3,300,000
                        October 31,2001                      $3,300,000
                        October 31, 2002 and
                        subsequent Fiscal Years              $1,800,000;

PROVIDED that (a) not more than $500,000 in Capital Expenditures not made during the Fiscal Year ending October 31, 2000 may be expended during the Fiscal Year ending October 31, 2001, and (b) not more than $500,000 in Capital Expenditures not made during the Fiscal Year ending October 31, 2001 may be expended during the Fiscal Year ending October 31, 2002.

                  6.19 MAXIMUM RESEARCH AND DEVELOPMENT EXPENDITURES. Permit research and development expenditures during any Fiscal Year, to exceed $1,500,000.

                  6.20 LANDEC DISTRIBUTIONS. Make any Management Fee Distributions, Quarterly Tax Distributions or Tax Settlements, provided that Borrower may make such payments in accordance with the terms of the Management Agreement and the Tax Agreement if all of the following conditions are satisfied:

                           (a) Quarterly Tax Distributions and Tax Settlements made to Landec made when no Default or Event of Default exists or would result therefrom;

                           (b) In the case of Management Fee Distributions and Tax Gross-Up's, (i) Borrower shall have delivered a calculation of Excess Cash Flow for the Fiscal Year then most recently ended, and shall have previously made all pre-payments of the Term Loans required under Section 2.5(d) on the basis of Excess Cash Flow for that Fiscal Year, (ii) not more than one month prior to the date of the making thereof, the Administrative Agent shall have received the Borrower's audited financial statements in accordance with Section 7.1(a), (iii), giving effect to the making thereof, (A) the sum of the Borrower's current cash balances PLUS Revolving Availability is at least $2,000,000, (B) Borrower shall be in pro forma compliance with the covenants set forth in Section 6.11 through 6.19, inclusive, and shall have delivered a certificate to that effect setting forth calculations thereof reasonably acceptable to the Administrative Agent, and (C) no Default or Event of Default shall exist or result therefrom;

                           (c) If Borrower is required to make prepayments of the Term Loans on the basis of Excess Cash Flow for that Fiscal Year as set forth in Section 2.7(d), the aggregate amount of the sum of (i) Management Fee Distributions, (ii) Aggregate Landec Tax Distributions and (iii) Landec Tax Gross-Up's made with respect to any Fiscal Year shall not exceed 50% of Excess Cash Flow for that Fiscal Year;

                           (d) Without limitation as to (c), the aggregate amount of the Adjusted Quarterly Tax Distributions made during any Fiscal Year shall not exceed the related Annual Tax Amount; and

                           (e) Without limitation as to (c), the amount of the Management Fee Distributions made during any Fiscal Year shall not exceed $1,500,000 (plus the amount of any Management Fee Distributions deferred during any prior Fiscal Year).

Management Fee Distributions and Adjusted Quarterly Tax Distributions which accrue during any Fiscal Year but are not paid may continue to accrue and be paid in subsequent Fiscal Years to the extent permitted by the foregoing provisions of this Section. Borrower shall cause Landec to promptly and in any event within 10 days following February 15th of each year to pay to Borrower any Tax Settlement due to Borrower with respect to that Fiscal Year.

                  6.21 EARN-OUT PAYMENTS. Make any Earn Out Payments unless all of the following conditions are satisfied:

                  (i) Borrower shall have delivered a calculation of Excess Cash Flow for the Fiscal Year then most recently ended, and shall have previously made all pre-payments of the Term Loans required under
         Section 2.5(d) on the basis of Excess Cash Flow for that Fiscal Year;

                  (ii) not more than one month prior to the date of the making thereof, the Administrative Agent shall have received the Borrower's audited financial statements in accordance with Section 7.1(a); and

                  (iii) giving effect to the making thereof, (A) the sum of the Borrower's current cash balances PLUS Revolving Availability is at least $2,000,000, (B) Borrower shall be in pro forma compliance with the covenants set forth in Section 6.11 through 6.19, inclusive, and shall have delivered a certificate to that effect setting forth calculations thereof reasonably acceptable to the Administrative Agent, and (C) no Default or Event of Default shall exist or result therefrom.

                  6.22 INTEREST RATE PROTECTION. Fail within 60 days of the Closing Date to enter into Swap Agreements providing interest rate protection for an amount of the Obligations equal to 100% of the Term Loan for a minimum period of three years with terms acceptable to the Administrative Agent.

                  6.23 CHANGE OF LOCATION. Change the place of their respective chief executive offices or principal places of business unless the Administrative Agent has been notified in writing at least 30 days prior to such change.

                  6.24 USE OF HAZARDOUS SUBSTANCES. Borrower and its Subsidiaries will not use, generate, manufacture, treat, store, allow to remain or dispose of on, under, or about their real property or transport to or from such real property any Hazardous Substances such that it could reasonably be expected to result in a Material Adverse Effect without prior written consent from the Administrative Agent.

                  6.25 CONSOLIDATED TAX RETURNS. Fail to cause Landec to file consolidated federal and state income tax returns with Borrower and its Subsidiaries.

                                    ARTICLE 7

                     INFORMATION AND REPORTING REQUIREMENTS

                  7.1 FINANCIAL AND BUSINESS INFORMATION. So long as any Loan remains unpaid, any Letter of Credit remains outstanding, any other Obligation remains unpaid, or any portion of the Commitments remain in force, Borrower shall, unless the Requisite Lenders otherwise consent in writing, deliver to the Administrative Agent, at its sole expense:

                           (a) As soon as practicable, and in any event within 45 days after the end of each calendar month beginning with the calendar month ending on or about December 31, 1999 (including the last calendar month in each year), (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such calendar month,
         (ii) a consolidated statement of income and statement of cash flows of Borrower and its Subsidiaries for that calendar month and for the portion of the Fiscal Year then ended, (iii) a statement of revenues by division of Borrower, and (iv) a comparison of such financial statements with the Projections, and, beginning with the month ending on or about December 31, 2000, with the financial results as of the end of the same fiscal period (where such data exists) during the immediately preceding Fiscal Year, all in reasonable detail. Such financial statements shall be certified by a Senior Officer of Borrower as fairly presenting the financial condition, results of operations and changes in financial position of Borrower and its Subsidiaries, and shall be prepared and presented in accordance with GAAP (other than any requirement for footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments. For the last calendar month in each of the Fiscal Quarters ending January 31, 2000, April 30, 2000, July 31, 2000 and October 31, 2000, such financial statements shall have been reviewed by Ernst & Young or other accountants reasonably acceptable to the Administrative Agent;

                           (b) As soon as practicable, and in any event within 90 days after the end of each Fiscal Year, (i) the audited consolidated balance sheet and statement of income and cash flows of Borrower and its Subsidiaries prepared and presented in accordance with GAAP, consistently applied, and accompanied by (A) a report and opinion of Ernst & Young or another independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Requisite Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception which the Requisite Lenders determine is unacceptable and (B) a management letter from Borrower's auditors, and (ii) an unaudited statement of revenues by division, and (iii) a calculation of Excess Cash Flow for that Fiscal Year;

                           (c) As soon as practicable, and in any event within 120 days after the end of each fiscal year of Landec, (i) the audited consolidated balance sheet and statement of income and cash flows of Landec and its Subsidiaries prepared and presented in accordance with GAAP, consistently applied, and accompanied by a report and opinion of independent public accountants of nationally recognized standing selected by Landec and reasonably satisfactory to the Requisite Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception which the Requisite Lenders determine is unacceptable, and which shall be accompanied by any management letter prepared by such accountants, and
         (ii) the unaudited company-prepared consolidating balance sheets and statements of income and cash flows for Landec and its Subsidiaries;

                           (d) Not later than 45 days following the Closing Date, a company prepared opening balance sheet for Borrower and its Subsidiaries as of the Closing Date, which balance sheet shall be based upon a physical inventory count conducted by Borrower and its Subsidiaries and observed by Ernst & Young on the Closing Date, and otherwise in form and substance acceptable to the Administrative Agent;

                           (e) Not later than 30 days following the end of each fiscal month of Borrower, a monthly Borrowing Base Certificate as of the last Business Day of such fiscal month, together with an accounts receivable aging report, accounts payable aging report, inventory listings, reports detailing grower advances and grower payables, and such other collateral reports as the Administrative Agent may reasonably require, all in form and substance reasonably acceptable to the Administrative Agent;

                           (f) As soon as practicable, and in any event no later than the commencement of each Fiscal Year, a business plan and projections by calendar month for that Fiscal Year and by Fiscal Year for each of the following Fiscal Years through the Term Maturity Date, all in form and detail reasonably satisfactory to the Administrative Agent;

                           (g) Promptly and in any event within five Business Days following receipt thereof, copies of any detailed audit reports, management letters or recommendations submitted to Borrower or any of its Subsidiaries by independent accountants in connection with the accounts or books of Borrower or any of its Subsidiaries, or any audit of any of them;

                           (h) Promptly after the same are available and in any event within 90 days following the end of each Fiscal Year (or within 30 days following their filing with the Commission), copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of Landec or Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Landec or Borrower may file or be required to file under Sections 13 or 15(d) of the Securities Exchange Act of 1934;

                           (i) Promptly after request by the Requisite Lenders submitted through the Administrative Agent, copies of any other specific report or other document that was filed by either Borrower or any Subsidiary of Borrower with any Governmental Agency;

                           (j) Promptly upon a Responsible Official of Borrower becoming aware, and in any event within ten Business Days after becoming aware, of the occurrence of any (i) "reportable event" (as such term is defined in Section 4043 of ERISA) (other than a "reportable event" that is not subject to the provision of 30-day notice to the PBGC) or (ii) of a non-exempt "prohibited transaction" (as such term is defined in Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, written notice specifying the nature thereof and specifying what action Borrower or any of its Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

                           (k) As soon as practicable, and in any event within two Business Days after a Responsible Official of Borrower becomes aware of the existence of any condition or event which constitutes a Default, written notice specifying the nature and period of existence thereof and specifying what action Borrower and its Subsidiaries are taking or propose to take with respect thereto;

                           (l) Promptly upon a Responsible Official of Borrower becoming aware that (i) any Person commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries that is stated to be $250,000 or more in excess of the amount thereof that is believed by such Responsible Official to be fully covered by insurance (subject to customary deductibles and retentions), (ii) any creditor or lessor under a written credit agreement or material lease has asserted a default thereunder on the part of Borrower or any of its Subsidiaries, and, in the case of a lease, such default has not been cured or rescinded within any applicable cure period under the lease or applicable Laws, (iii) any Person commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries under a contract that is not a credit agreement or material lease stated to be in excess of $250,000, or (iv) any other event or circumstance occurs or exists that would constitute a Material Adverse Effect, in each case a written notice describing the pertinent facts relating thereto and what action Borrower and its Subsidiaries are taking or propose to take with respect thereto;

                           (m) Not less frequently than once in each calendar quarter, provide notice to the Administrative Agent of each new trademark issued to Borrower or any Subsidiary of Borrower together with any amendments to the Trademark Security Agreement as are necessary to make such new trademarks subject to the Lien thereof;

                           (n) Not less frequently than annually, and in any event promptly following the request of the Administrative Agent; a master list of the customers of Borrower and its Subsidiaries including addresses and telephone numbers and such other data as the Administrative Agent may reasonably request in relation thereto;

                           (o) Such other data and information as from time to time may be reasonably requested by the Administrative Agent or any Lender.

                  7.2 COMPLIANCE CERTIFICATES. So long as any Loan remains unpaid, any Letter of Credit remains outstanding, any other Obligation remains unpaid, or any portion of the Commitments remains outstanding, Borrower shall deliver to the Administrative Agent, concurrently with the delivery of its monthly financial statements for the last month in each Fiscal Quarter in accordance with Section 7.1 (a), a Compliance Certificate signed by a Senior Officer of Borrower setting forth Borrower's calculation of its compliance with the covenants set forth in Sections 6.11 through 6.19 and the outstanding balances of any Indebtedness permitted under Section 6.8.

                                    ARTICLE 8

                                   CONDITIONS

                  8.1 CONDITIONS TO THE INITIAL LOANS AND LETTERS OF CREDIT. The obligation of each Lender to make the initial Advance to be made by it, and the obligation of the Issuing Lender to issue the initial Letters of Credit, is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances (unless all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

                           (a) The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified or, where applicable, the context otherwise requires, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

                                 (1) executed counterparts of this Agreement;

                                 (2) a completed Borrowing Base Certificate
                  prepared by the Administrative Agent based upon an on site inspection conducted by the Administrative Agent and executed by the Borrower;

                                   (3) executed Revolving Notes for each Lender;


                                   (4) executed A Term Notes for each Lender;

                                   (5) the Landec Guaranty and the Landec Keep
                  Well executed by Landec;

                                   (6) the Subsidiary Guaranty, executed by each
                  party thereto;

                                   (7) the Pacific West Guaranty;

                                   (8) the Borrower Security Agreement executed
                  by Borrower, together with sufficient copies of financing statements on Form UCC-1 for filing in every United States jurisdiction in which Borrower owns Property;

                                   (9) the Guarantor Security Agreement
                  executed by each Subsidiary Guarantor, together with sufficient copies of financing statements and fixture financing statements on Form UCC-1 for filing in every United States jurisdiction in which the Guarantors own Property;

                                   (10) the Pacific West Security Agreement;

                                   (11) financing statements on Form UCC-1
                  executed by Pacific West;

                                   (12) the Landec Pledge Agreement and the
                  Borrower Pledge Agreement, together with certificates representing 100% of the capital stock or other equity ownership interests of Borrower and its Subsidiaries, together with related stock assignments;

                                   (13) Deeds of Trust executed by Borrower and
                  Pacific West with respect to their respective interests in the 19.3 acre cold storage facility in Reedly, California and the value added shed in Guadalupe, California;

                                   (14) a Memorandum of Lease and Landlord
                  Consent executed by Apio Cooling with respect to the leasehold of Borrower located in Guadalupe, California;

                                   (15) ALTA title insurance policies insuring
                  the Deeds of Trust in an amount (subject to tie in endorsements) of not less than $7,250,000 issued by Chicago Title Insurance Company, with such endorsements to coverage as may be requested by the Administrative Agent;

                                    (16) to the extent that either Borrower or
                  any of its Subsidiaries then owns any registered federal patents, the Patent Security Agreement executed by all Parties thereto;

                                    (17) the Subordination Agreement and the
                  subordination agreement to be executed by Central Coast Federal Land Bank;

                                    (18) with respect to Borrower, the
                  Guarantors and each of their respective Subsidiaries, such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of each of Borrower, the Guarantors, and each such Subsidiary, its qualification to engage in business in each jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a Party, and the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, INCLUDING, without limitation, certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like;

                                    (19) a Certificate of Borrower and Landec
                  certifying that (i) the conditions specified in Sections 8.1(d) and 8.1(e), have been satisfied and (ii) attaching a copy of the Merger and Purchase Agreement, the License Agreement, the Management Agreement and the Tax Agreement and all material instruments, documents and agreements executed in connection therewith, together with evidence satisfactory to the Administrative Agent that the transactions contemplated by the Merger and Purchase Agreement have occurred pursuant to the Merger and Purchase Agreement and in material compliance with all applicable laws, including without limitation:

                                            (i) the assets of the Intellipac
                                    division of Landec (having a net value of approximately $2,028,000 and in any event including Intellipac Assets) shall have been contributed to Borrower by Landec;

                                            (ii) Nicholas Tompkins and Timothy
                                    Murphy and Borrower shall have executed the Employment Agreements referred to in the Merger and Purchase Agreement;

                                            (iii) the Merger and the merger of
                                    Apio Produce Sales with Borrower shall have occurred or shall substantially concurrently occur;

                                            (iv) the Existing Apio Debt shall
                                    have been repaid in the approximate amount of $10,750,000 or shall be repaid out of the proceeds of the initial Loans;

                                            (v) Borrower and Landec shall have
                                    received a fairness opinion as to the
                                    transactions contemplated by the Merger and Purchase Agreement from Lehman Brothers;

                                            (vi) Ernst & Young shall have
                                    observed a physical inventory count at the locations of Borrower and its Subsidiaries as of the Closing Date;

                                    (20) evidence satisfactory to the
                  Administrative Agent that Borrower has received $9,000,000 in new cash equity contributions from Landec;

                                    (21) evidence satisfactory to the
                  Administrative Agent that the Liens and security interest of the Administrative Agent in the Collateral have been perfected and are of first priority (EXCEPT for Permitted Encumbrances and Liens referred to on Schedule 6.8);

                                    (22) evidence of the insurance policies
                  required by Section 5.4, together with such endorsements as are acceptable to the Administrative Agent to show the Administrative Agent as loss payee thereunder;

                                    (23) a Request for Loan and, if applicable,
                  a Request for Letter of Credit;

                                    (24) the written legal opinions of (A)
                  Orrick, Herrington & Sutcliffe, LLP regarding the due execution, delivery and performance of the Loan Documents, their valid binding and enforceable nature, the absence of conflicts between the Loan Documents and applicable law, the perfection of the Liens granted by the Collateral Documents, the consummation of the merger, and such other matters as the Administrative Agent may require, and (B) of Rynn & Janowsky as to certain agricultural law matters;

                                    (25) a collateral assignment of a key man
                  policy of life insurance owned by Borrower on the life of Nick Tompkins which is in form and substance acceptable to the Administrative Agent; and

                                    (26) such other assurances, certificates,
                  documents, consents or opinions, consistent with the foregoing, as the Administrative Agent or any Lender reasonably may require;

                           (b) The fees payable pursuant to Sections 3.2 and 3.3 and any amounts payable pursuant to clause (a) of Section 11.3 shall be paid concurrently;

                           (c) The Lenders shall have reviewed and found satisfactory each of the following:

                                    (1) a copy of the Projections certified by a
                  Responsible Officer of Borrower;

                                    (2) the terms and conditions of any real
                  property leases and Material Contracts to which Borrower is party;

                                    (3) the corporate and management structure
                  of Borrower, including any employment contracts with senior management of Borrower and contracts with any Affiliates;

                                    (4) the audited consolidated and
                  consolidating financial statements of Borrower and its Subsidiaries for the Fiscal Year ended December 31, 1998, together with any management letter from their auditors;

                                    (5) the internally-prepared financial
                  statements of Borrower and its Subsidiaries for the nine-month fiscal period ended September 30, 1999; and

                           (d) the representations and warranties of Borrower contained in Article 4 shall be tree and correct; and

                           (e) Borrower shall be in compliance with all the terms and provisions of the Loan Documents, no Default or Event of Default shall have occurred and be continuing, and no event shall have occurred since December 31, 1998 which constitutes a Material Adverse Effect.

                  8.2 ANY INCREASING LOAN. The obligation of each Lender to make any Advance which would increase the outstanding principal amount of the Loans, and the obligation of the Issuing Lenders to issue any Letter of Credit, is subject to the following conditions precedent, each of which shall be satisfied prior to the making of such an Advance or the issuance of a Letter of Credit:

                           (a) EXCEPT as disclosed by Borrower and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 (OTHER THAN Sections 4.6 (first sentence), 4.11 and 4.18) shall be tree and correct on and as of the date of the Loan or Letter of Credit as though made on that date (except such representations and warranties expressly made as of a specified date, which shall be tree and correct as of such specified date);

                           (b) other than matters described in Schedule 4.11, or matters not required as of the Closing Date to be therein described, or matters disclosed by Borrower and approved in writing by the Requisite Lenders, there shall not be then pending or threatened in writing any action, suit, proceeding or investigation against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency that constitutes a Material Adverse Effect;

                           (c) the Administrative Agent shall have received a timely Request for Loan in compliance with Article 2 in compliance with
         Article 2, or the Issuing Lender and the Administrative Agent shall have timely received a Request for Letter of Credit in compliance with
         Article 2, as applicable.

                           (d) the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to and consistent with the foregoing as the Administrative Agent or the Requisite Lenders may reasonably require.

                                    ARTICLE 9

                         EVENTS OF DEFAULT AND REMEDIES

                  9.1 EVENTS OF DEFAULT. The existence or occurrence of any one or more of the following events shall constitute an Event of Default:

                           (a) Borrower fails to pay any principal or interest in respect of the Loans or Letters of Credit hereunder when due; or

                           (b) Borrower fails to pay any commitment fee, letter of credit fee, expense or other amount in respect of the Loans or Letters of Credit hereunder, or any portion thereof, within five days of the date when due; or

                           (c) Any failure to comply with any covenant in
         Article 6 or Article 7; or

                           (d) Borrower or any other Party fails to perform or observe any other covenant or agreement contained herein on its part to be performed or observed and fails to cure such Default within twenty days following the first occurrence thereof; or

                           (e) Borrower or any other Party fails to perform or observe any other covenant or agreement contained in any Loan Document OTHER THAN this Agreement, giving effect to any grace period and/or notice requirements set forth therein; or

                           (f) Any representation or warranty made in any Loan Document proves to have been incorrect when made or reaffirmed; or

                           (g) Landec, Borrower or any of its Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future indebtedness for borrowed money or Capital Lease of $250,000 or more, or any guaranty of present or future Indebtedness for borrowed money or Capital Lease of $250,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any present or future indebtedness for borrowed money or Capital Lease of $250,000 or more, or of any guaranty of present or future indebtedness for borrowed money or Capital Lease of $250,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due; or

                           (h) Any event occurs which gives the holder or holders of any Subordinated Obligation (or an agent or trustee on its or their behalf) the right to declare such Indebtedness due before the date on which it otherwise would become due, or the right to require the issuer thereof to redeem or purchase, or offer to redeem or purchase, all or any portion of any Subordinated Obligation; or

                           (i) This Agreement or any other Loan Document at any time after its execution and delivery and for any reason, other than the agreement of the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Requisite Lenders, is materially adverse to the interests of the Lenders; or any Party thereto denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same (OTHER THAN in accordance with the terms and conditions of the Loan Documents); or

                           (j) Any judgments or arbitration awards are entered against Landec Borrower or any of its Subsidiaries, or Borrower or any of its Subsidiaries enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $500,000 or more in excess of any insurance coverage; or

                           (k) Landec, Borrower or any of its Subsidiaries institutes or consents to any proceeding under a Debtor Relief Law relating to it or to all or any part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty calendar days; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within sixty calendar days after its issue or levy; or

                           (l) Any Lien on any Collateral created by any Loan Document, at any time after the execution and delivery of that Loan Document and for any reason ceases to be perfected or of less than first priority (subject to any Lien permitted by this Agreement); or

                           (m) The opening balance sheet of Borrower referred to in Section 7.1 (d) differs from the pro forma opening balance sheet heretofore delivered to the Administrative Agent in any manner which, when all such differences are taken together, is material and adverse;

                           (n) The occurrence of a Termination Event with respect to any Pension Plan if the aggregate liability of and its ERISA Affiliates under ERISA as a result thereof exceeds $250,000; or the complete or partial withdrawal by Borrower or any of its Subsidiaries or any of their ERISA Affiliates from any Multiemployer Plan if the aggregate liability of Borrower and its ERISA affiliates as a result thereof exceeds $250,000; or

                           (o) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

                           (p) Any judgment, order or ruling, whether or not final, is made by a court of competent jurisdiction that payment of principal or interest or both shall be made to the holder of any Subordinated Obligation which would not be permitted by Section 6.1 or that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations; or

                           (q) The results of any audit of the Collateral by or on behalf of the Creditors shall establish in the opinion of the Requisite Lenders, material issues concerning (a) the reliability of the accounting practices or financial information provided, employed or generated by Borrower in connection with the Collateral, or (b) the value of the Collateral in any respect that is material, individually or in the aggregate and, in either such case, Borrower shall not have cured such Default to the reasonable satisfaction of the Requisite Lenders within twenty days after notice from the Administrative Agent; or

                           (r) The Administrative Agent determines reasonably and in good faith that a circumstance or event has occurred that constitutes a Material Adverse Effect; or

                           (s) The occurrence of a Change in Control.

                  9.2 REMEDIES UPON EVENT OF DEFAULT. Without limiting any other rights or remedies of the Creditors provided for elsewhere in this Agreement or the Loan Documents, or by applicable Law, or in equity, or otherwise:

                           (a) Upon the occurrence of any Event of Default other
                  than an Event of Default described in Section 9.1(k):

                                    (1) the Commitments to make Advances and to
                  issue Letters of Credit and all other obligations of the Creditors and all rights of Borrower and any other Party under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, EXCEPT that the Requisite Lenders (or, to the extent required by Section 11.2, all of the Lenders) may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Requisite Lenders (or, to the extent required by Section 11.2, all of the Lenders), to make further Advances, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders;

                                    (2) the Requisite Lenders (or, to the extent
                  required by Section 11.2, all of the Lenders) may request the Issuing Lender to, and the Issuing Lender thereupon shall, demand immediate payment by Borrower of an amount equal to the aggregate effective face amount of all outstanding Letters of Credit issued to Borrower as provided in Section 2.5 to be held as cash collateral for the reimbursement obligations of Borrower under such Letter of Credit; and

                                    (3) the Requisite Lenders (or, to the extent
                  required by Section 11.2, all of the Lenders) may request the Administrative Agent to, and the Administrative Agent thereupon shall, declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

                           (b) Upon the occurrence of any Event of Default
described in Section 9.1(k):

                                    (1) the Commitments to make Advances and to
                  issue Letters of Credit and all other obligations of Creditors and all rights of Borrower and any other Party under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, EXCEPT that all the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to make further Advances, which determination shall apply equally to, and shall be binding upon, all the Lenders;

                                    (2) an amount equal to the aggregate
                  effective face amount of all outstanding Letters of Credit issued to Borrower shall be forthwith due and payable by Borrower to the Issuing Lender to be held by the Issuing Lender as cash collateral for the reimbursement obligations of Borrower to the Issuing Lender with respect to Letters of Credit issued by the Issuing Lender, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are waived by Borrower; and

                                    (3) the unpaid principal amount of all
                  Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

                                    (c) Without limiting the other remedies set
                  forth in this Agreement, in the event that the Revolving Usage at any time exceeds the Borrowing Base by an amount which is in excess of $250,000, the Administrative Agent shall at the request of the Requisite Lenders make demand upon Landec for payment of Landec Capital Calls under the Landec Keep Well in an amount which will result, after application the Landec Capital Calls, in current Revolving Availability being not less than $500,000.

                                    (d) Upon the occurrence of any Event of
                  Default, the Lenders and the Administrative Agent, or any of them, without notice to or demand upon Borrower, which are expressly waived by Borrower, may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and such other rights and remedies as are provided by Law or equity.

                                    (e) The order and manner in which the
                  Lenders' rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Creditors, or any of them, shall be applied first to the costs and expenses (including attorneys' fees and disbursements) of the Administrative Agent, acting in such capacity, second, to the principal amount of the Obligations and interest and credit fees thereon, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders for application to Obligations. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrower's Obligations hereunder, payments shall be applied FIRST, to the costs and expenses of the Creditors, as set forth above, SECOND, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and THIRD, to the payment of all other amounts (including principal and credit fees) then owing to the Creditors under the Loan Documents. No such application of payments will cure any Event of

                  Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at law or in equity.

                                   ARTICLE 10
                            THE ADMINISTRATIVE AGENT

                  10.1 APPOINTMENT AND AUTHORIZATION. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

                  10.2 DELEGATION OF DUTIES. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that they select with reasonable care.

                  10.3 LIABILITY OF THE ADMINISTRATIVE AGENT. None of the Agent Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Creditors for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other Party to any Loan Document to perform its obligations hereunder or thereunder. No Agent Related Person shall be under any obligation to the Creditors to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of Borrower or any of Borrower's Subsidiaries or Affiliates.

                  10.4 RELIANCE BY ADMINISTRATIVE AGENT.

                           (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by them to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by them. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Requisite Lenders (and, in a case covered by Section 11.2, of all the Lenders) as they deem appropriate and, if they so request, they shall first be indemnified to their satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders (or, in a case covered by Section 11.2, of all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

                           (b) For purposes of determining compliance with the conditions specified in Section 8.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

                  10.5 NOTICE OF DEFAULT. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Requisite Lenders in accordance with Article 9; PROVIDED, HOWEVER, that unless and until the Administrative Agent shall have received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as each shall deem advisable or in the best interest of the Lenders.

                  10.6 CREDIT DECISION. Each other Creditor expressly acknowledges that none of the Agent Related Persons has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries shall be deemed to constitute any representation or warranty by the Administrative Agent to any other Creditor. Each other Creditor represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, Property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to Borrower hereunder. Each other Creditor also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the other Creditors by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of Borrower or any of its Subsidiaries which may come into the possession of any of the Agent Related Persons.

                  10.7 INDEMNIFICATION. Whether or not the transactions contemplated hereby shall be consummated, the Lenders shall indemnify upon demand the Agent Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of the Administrative Agent) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; PROVIDED, HOWEVER, that no Lender shall be liable for the payment to the Agent Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses and the allocated fees and expenses of any internal counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Agency asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including attorneys fees and expenses and the allocated fees and expenses of any internal counsel to the Administrative Agent). The obligation of the Lenders in this Section shall survive the payment of all Obligations hereunder.

                  10.8 BANK OF AMERICA IN ITS INDIVIDUAL CAPACITY. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with Borrower and its Subsidiaries and Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. With respect to its Advances and its risk participation in Letters of Credit, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include Bank of America in its individual capacity.

                  10.9 SUCCESSOR AGENTS. The Administrative Agent may, and at the request of the Requisite Lenders shall, resign upon 30 days' notice to the Lenders. If the Administrative Agent so resigns, the Requisite Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders. If no successor is appointed prior to the effective date of the resignation, the Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor Administrative Agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring agent and the term "Administrative Agent" shall mean such successor agent and the retiring agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring agent's resignation under this Section, the provisions of this Article 10 and Sections 11.3, 11.12 and 11.22 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring agent's notice of resignation, the retiring agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the retiring agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above.

                  10.10  ACTION BY THE ADMINISTRATIVE AGENT; COLLATERAL MATTERS.

                           (a) The Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further 'consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

                           (b) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations payable under this Agreement and under any other Loan Document; (ii) constituting Property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting Property in which Borrower or any Subsidiary of Borrower owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting Property leased to Borrower or any Subsidiary of Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the Indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Requisite Lenders or all the Lenders, as the case may be, as provided in Section 11.2. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section 10.10(b).

                           (c) Each Lender agrees with and in favor of each other (which agreement shall not be for the benefit of Borrower or any of its Subsidiaries) that Borrower's obligations to such Lender under this Agreement and the other Loan Documents is not and shall not be secured by any real property collateral now or hereafter acquired by such Lender unless all of the Lenders otherwise agree.

                  10.11 NO OBLIGATIONS OF BORROWER. Nothing contained in this
Article 10 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to any Creditor in respect of any failure by any other Creditor to perform any of its obligations to any other Creditor under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of the Lenders, Borrower's obligations to the

Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to such Person in the manner provided by this Agreement.

                  10.12 PROPORTIONATE INTEREST OF THE LENDERS IN COLLATERAL. The Administrative Agent, on behalf of all the Lenders, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Administrative Agent. Subject to the Administrative Agent's rights to reimbursement for its costs and expenses hereunder (INCLUDING attorneys' fees and disbursements and other professional services and the allocated costs of attorneys employed by the Administrative Agent) and subject to the application of payments in accordance with Section 9.2(e), each Lender shall have an interest in any collateral or interests therein in the same proportions that the aggregate Obligations owed such Lender under the Loan Documents (other than the Approved Swap Agreement) bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Any obligation owed to a Lender under the Approved Swap Agreement shall rank PARI PASSU with the Obligations under the Loan Documents.

                                   ARTICLE 11

                                  MISCELLANEOUS

                  11.1 CUMULATIVE REMEDIES; NO WAIVER. The rights, powers, privileges and remedies of the Creditors provided herein or in any Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Administrative Agent the Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Administrative Agent's or any Lender's rights to assert them in whole or in part in respect of any other Loan.

                  11.2 AMENDMENTS; CONSENTS. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by any Party therefrom, may in any event be effective unless in writing signed by the Requisite Lenders (and, in the case of amendments, modifications, supplements, extensions or terminations of or to any Loan Document to which Borrower is a Party, the approval in writing of Borrower) and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:

                                    (i) To amend or modify the principal of, or
                  the amount of principal, principal prepayments or the rate of interest payable on, any Loan, or the amount of the Commitments or of any commitment fee or any letter of credit fee payable to any Lender, or any other fee or amount payable to any Lender under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest, any commitment fee or any letter of credit fee;

                                    (ii) To postpone any date fixed for any
                  payment of principal of, prepayment of principal of or any installment of interest on, any Loan or any installment of any commitment fee or letter of credit fee, or to extend the term of the Commitments, or release any Collateral Document except to the extent expressly contemplated thereby or by Section 11.24;

                                    (iii) To amend the provisions of the
                  definition of "REQUISITE LENDERS" or this Section 11.2; or

                                    (iv) To amend any provision of this
                  Agreement that expressly requires the consent or approval of all the Lenders.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Lenders and the Administrative Agent. Without implying that the Lenders are obligated to agree to any amendment, modification, supplement, extension, termination or waiver requested by Borrower, the Lenders may impose such additional conditions and such other fees and expenses (INCLUDING pursuant to Section 11.3) as the Lenders may deem appropriate in connection with the Lenders' approval thereof.

                  11.3 COSTS, EXPENSES AND TAXES. Borrower shall pay the reasonable costs and expenses (including any sales, use, value-added, goods, services or other taxes) of (a) the Administrative Agent in connection with the negotiation, preparation, execution and delivery of the Loan Documents (INCLUDING fees and out-of-pocket expenses of legal counsel to the Administrative Agent and the allocated costs of internal counsel to the Administrative Agent), (b) of each Creditor in connection with any amendment, modification, supplement, extension or waiver of the Loan Documents in connection with any refinancing, restructuring, reorganization (INCLUDING a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto, in each case INCLUDING filing fees, recording fees, title insurance fees, appraisal fees, search fees and other out-of-pocket expenses and the reasonable fees (including any sales, use, value-added, goods services or other taxes) and out-of-pocket expenses of any legal counsel (INCLUDING the allocated cost of in-house counsel), independent public accountants and other outside experts retained by the Administrative Agent, and INCLUDING any costs, expenses or fees incurred or suffered by each Creditor in connection with or during the course of any bankruptcy or insolvency proceedings of Borrower or any Subsidiary thereof, and (c) out-of-pocket costs and expenses of the Administrative Agent incurred in connection with the administration of the Loan Documents. Borrower shall pay any and all documentary and other taxes (other than income or gross receipts taxes generally applicable to banks) and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of any Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify each Creditor' from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge that the Creditors may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the Creditors under this Section shall bear interest from the fifth Business Day following the date of demand for payment at the Default Rate.

                  11.4 NATURE OF LENDERS' OBLIGATIONS. The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Creditors or any of them pursuant hereto or thereto may, or may be deemed to, make the Creditors a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower. Each Lender's obligation to make any Advance pursuant hereto is several and not joint or joint and several, and is conditioned upon the performance by all other Lenders of their obligations to make Advances. A default by any Lender will not increase the Pro Rata Share of any other Lender. Any Lender not in default may, if it desires, assume in such proportion as the nondefaulting Lenders agree the obligations of any Lender in default, but is not obligated to do so.

                  11.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Loans hereunder (EXCEPT to the extent the same relate solely to a specified earlier date), and have been or will be relied upon by the Administrative Agent and each Lender, notwithstanding any investigation made by the Administrative Agent or by any Lender or on their behalf.

                  11.6 NOTICES. EXCEPT as otherwise expressly provided in the Loan Documents: (a) All notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telecopied, delivered by recognized overnight delivery service or hand delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section; and (b) Any notice, request, demand, direction or other communication given by telecopier must be confirmed within two Business Days by letter mailed or delivered to the appropriate party at its respective address. EXCEPT as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the third Business Day after deposit in the United States mail with first class or airmail postage prepaid; if given by telecopier, when sent; or if given by recognized overnight delivery service or personal delivery, when delivered.

                  11.7 EXECUTION OF LOAN DOCUMENTS. This Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument.

                  11.8     BINDING EFFECT; ASSIGNMENT.

                           (a) This Agreement and the other Loan Documents to which Borrower is a Party will be binding upon and inure to the benefit of Borrower, the Creditors, and their respective successors and assigns, EXCEPT that Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders. Each Lender represents that it is not acquiring its interest in the Loans with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such interest must be within the control of such Lenders). Any Lender may at any time pledge its interest in the Loans to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

                           (b) From time to time, each Lender may assign all or any portion of its Pro Rata Share to any Eligible Assignee; PROVIDED that (i) the assignee, if not then a Lender or an Affiliate of the assigning Lender, shall be approved by Borrower (which approval shall not be unreasonably withheld or delayed), (ii) such assignment shall be evidenced by an Assignment Agreement, a copy of which shall be furnished to the Administrative Agent as hereinbelow provided, (iii) such assignment shall be of the same Pro Rata Share of each Commitments, (iv) EXCEPT in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining portion of the Pro Rata Share of the assigning Lender, the assignment shall not assign a Pro Rata Share equivalent to less than $5,000,000 and (vi) the effective date of any such assignment shall be as specified in the Assignment Agreement, but not earlier than the date which is five Business Days after the date the Administrative Agent has received the Assignment Agreement. Upon the effective date of such Assignment Agreement, the assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its obligations under this Agreement.

                           (c) By executing and delivering a Assignment
         Agreement, the assignee Lender thereunder acknowledges and agrees that:
         (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (iv) it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                           (d) The Administrative Agent shall maintain at the Administrative Agent's Office a copy of each Assignment Agreement delivered to it. After receipt of a completed Assignment Agreement executed by any Lender and an assignee, and receipt of an assignment fee of $3,500 from such assignee, Administrative Agent shall, promptly following the effective date thereof notify Borrower and each Lender of the identity of the new Lender.

                           (e) Each Lender may from time to time grant participations to one or more banks or other financial institutions in a portion of its Pro Rata Share; PROVIDED, HOWEVER, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose EXCEPT, if the participation agreement so provides, for the purposes of Sections 3.5, 3.6, and 11.12 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation, (iv) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) the participation shall be of the same Pro Rata Share,
         (vi) the participation interest shall be expressed as a percentage of the assigning Lender's Pro Rata Share as it then exists and shall not restrict an increase in the Commitments, or in the assigning Lender's Pro Rata Share, so long as the amount of the participation interest is not affected thereby and (vii) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents OTHER THAN those which (A) extend the Revolver Termination Date, the Term Maturity Date or any other date upon which any payment of money is due to the Lenders or (B) reduce the rate of interest on the Loans, any fee or any other monetary amount payable to the Lenders.

                  11.9 FOREIGN LENDERS AND PARTICIPANTS. Each Lender, and each holder of a participation interest in the Loans that is incorporated under the Laws of a jurisdiction other than the United States of America or any state thereof shall deliver to Borrower (with a copy to the

Administrative Agent), within twenty days after accepting an assignment or receiving a participation interest herein pursuant to Section 11.8, if applicable, two duly completed copies, signed by a Responsible Official, of either Form 1001 (relating to such Person and entitling it to a complete exemption from withholding on all payments to be made to such Person by Borrower pursuant to this Agreement) or Form 4224 (relating to all payments to be made to such Person by Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence satisfactory to Borrower and the Administrative Agent that no withholding under the federal income tax laws is required with respect to such Person. Thereafter and from time to time, each such Person shall (a) promptly submit to Borrower (with a copy to the Administrative Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement and (b) take such steps as shall not be disadvantageous to it, in the judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Eurodollar Lending Office, if any) to avoid any requirement of applicable laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person.

                  11.10 RIGHT OF SETOFF. If an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (but only with the consent of the Requisite Lenders) may exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations.

                  11.11 SHARING OF SETOFF. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable
Laws: (a) The Lender exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) Such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment; PROVIDED that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if that Lender were the original owner of the Obligation purchased.

                  11.12 INDEMNITY BY BORROWER. Borrower agrees to indemnify, save and hold harmless each Creditor and their respective parent corporations, Subsidiaries, directors, officers, agents, attorneys and employees (collectively the "INDEMNITEES") from and against: (a) Any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (OTHER THAN any Indemnitee or any Party) if the claim, demand, action or cause of action directly or indirectly relates to a claim, demand, action or cause of action that such Person asserts or may assert against Borrower, any Affiliate of Borrower or any officer, director or shareholder of Borrower, PROVIDED that the same relates to or arises from this Agreement, any other Loan Document, or any transaction contemplated hereunder or thereunder; (b) Any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (OTHER THAN any Indemnitee or any Party) if the claim, demand, action or cause of action arises out of or relates to the Commitments, the use or contemplated use of proceeds of any Loan or Letter of Credit, or the relationship of Borrower and the Creditors under this Agreement; (c) Any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clauses (a) or (b) above; and (d) Any and all liabilities, losses, costs or expenses (INCLUDING reasonable attorneys' fees (including the allocated cost of in-house counsel) and disbursements and other reasonable professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; PROVIDED that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct. If any such claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower in writing, but the failure to so promptly notify Borrower shall not affect Borrower's obligations under this Section. Any obligation or liability of Borrower to any Indemnitee under this Section shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations.

                  11.13 NONLIABILITY OF THE CREDITORS. Borrower acknowledges and agrees that:

                           (a) Any inspections or audits of any Property of
                  Borrower made by or through the Creditors are for purposes of administration of the Loan Documents only and Borrower is not entitled to rely upon the same, nor is any Creditor obligated to release to Borrower any information obtained as a result of such inspection or audit;

                           (b) By accepting or approving anything required to be observed, performed, fulfilled or given to any Creditor pursuant to the Loan Documents, the Creditors shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by any Creditor; and

                           (c) The relationship among Borrower its Subsidiaries and the Creditors is, and shall at all times remain, solely that of borrower, guarantors and lenders; no Creditor shall under any circumstance be construed to be a partner or joint venturer of Borrower or its Affiliates; no Creditor shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates under this Agreement; the Creditors do not undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon its own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Creditors in connection with such matters is solely for the protection of the Creditors and neither Borrower nor any other Person is entitled to rely thereon.

                  11.14 NO THIRD PARTIES BENEFITTED. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower and the Creditors in connection with the Loans and Letters of Credit, and is made for the sole benefit of Borrower and the Creditors and the successors and assigns of the Creditors. EXCEPT as provided in Section 11.8, no other Person shall have any rights of any nature hereunder or by reason hereof.

                  11.15 FURTHER ASSURANCES. Borrower shall, and shall cause its Subsidiaries to, at their expense and without expense to the Creditors, do, execute and deliver such further acts and documents as the Administrative Agent or the Requisite Lenders from time to time reasonably require for the assuring and confirming unto the Creditors of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

                  11.16 CONFIDENTIALITY. Each Lender agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, EXCEPT for disclosure: (a) To other Lenders; (b) To legal counsel and accountants for Borrower, the Administrative Agent or any Lender; (c) To other professional advisors to Borrower, the Administrative Agent or any Lender; (d) To regulatory officials having jurisdiction over that Lender;
(e) As required by Law or legal process or in connection with any legal proceeding to which that Lender is a party; and (g) To another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender's interests hereunder or a participation interest in its Loans, PROVIDED that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section. For purposes of the foregoing, "confidential information" shall mean any information respecting Borrower or its Subsidiaries reasonably considered by Borrower to be confidential, OTHER THAN (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by Borrower to any Person not an Affiliate, agent or employee of Borrower without a confidentiality agreement substantially similar to this Section. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of any Creditor to Borrower or its Affiliates.

                  11.17 INTEGRATION. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; PROVIDED that the inclusion of supplemental rights or remedies in favor of the Creditors in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was &ailed with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

                  11.18 SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

                  11.19 INDEPENDENT COVENANTS. Each covenant in Articles 5, 6 and 7 is independent of the other covenants in those Articles; the breach of any such covenant shall not be excused by the fact that the circumstances underlying such breach would be permitted by another such covenant.

                  11.20 HEADINGS. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

                  11.21    ARBITRATION REFERENCE.

                           (a) MANDATORY ARBITRATION. Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrators shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

                           (b) REAL PROPERTY COLLATERAL. Notwithstanding the provisions of subparagraph (a), no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation to any Creditor which is secured by real property collateral. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in subparagraph (c).

                           (c) JUDICIAL REFERENCE. A controversy or claim which is not submitted to arbitration as provided and limited in subparagraphs (a) and (b) shall, at the request of any party, be determined by a reference in accordance with California Code of Civil Procedure Sections 638 ET SEQ. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

                           (d) PROVISIONAL REMEDIES, SELF-HELP AND FORECLOSURE. No provision of this section shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At the Requisite Lenders' option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

                  11.22 ENVIRONMENTAL INDEMNITY. Borrower hereby agrees to indemnify, defend and hold harmless each Creditor and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person"), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (INCLUDING fees and out-of-pocket expenses of legal counsel to the Administrative Agent and the allocated costs of internal counsel to the Administrative Agent and the allocated cost of internal environmental audit or review services), which may be incurred by or asserted against such Indemnified Person in connection with or arising, directly or indirectly out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to: (a) any Environmental Claim arising out of or related to any Property subject to a Lien in favor of the Administrative Agent or any Lender. No action taken by legal counsel chosen by the Administrative Agent or any Lender in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair Borrower's obligation and duty hereunder to indemnify and hold harmless each Creditor.

                           (a) In no event shall any site visit, observation, or testing by the Administrative Agent or any Lender (or any contractee of the Administrative Agent or any Lender) be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under, the site, or that there has been or shall be compliance with any Environmental Law. Neither Borrower nor any other Person is entitled to rely on any site visit, observation, or testing by the Administrative Agent or any Lender. Neither the Administrative Agent nor any Lender owes any duty of care to protect Borrower or any other Person against, or to inform Borrower or any other party of, any Hazardous Materials or any other adverse condition affecting any site or Property. Neither the Administrative Agent nor any Lender shall be obligated to disclose to Borrower or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Administrative Agent or any Lender.

                           (b) The obligations in this Section shall survive payment of all other Obligations. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of Borrower. All amounts owing under this Section shall be paid within 30 days after demand.

                           (c) Borrower acknowledges that the Administrative Agent's and Lenders' appraisal of the Real Property is such that Administrative Agent and Lenders are not willing to accept the consequences under any applicable anti-deficiency roles, of inclusion of the obligations under this Section among the obligations secured by the Real Property, and that Administrative Agent and Lenders would not enter into the Loan Agreement with Borrower but for the personal liability undertaken by Borrower for such obligations.


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                  11.23 RELEASES OF THE PLEDGE AGREEMENTS. The Administrative
Agent and the Lenders hereby agree that, upon the reduction following the Closing Date of the outstanding principal balance of the Term Loans to $5,250,000 and the written request of Borrower, they shall promptly release the Liens of the Landec Pledge Agreement, the Borrower Pledge Agreement and any pledge agreements which may hereafter be executed by Subsidiaries of Borrower with respect to their own Subsidiaries, provided that te Administrative Agent and the Lenders shall not be required to release their Liens with respect to the general partnership interests of Apio Cooling. In addition thereto, it is acknowledged that the Landec Pledge Agreement provides, inter alia, that from time to time following the Closing Date the Administrative Agent shall release its lien with respect to not more than 20% of the capital stock of Borrower in connection and substantially concurrently with the issuance of such stock in conjunction with a management incentive plan implemented by Borrower PROVIDED that (a) no Default or Event of Default exists as of the date of such release, and (b) each recipient of such capital stock shall have executed a "come-along" agreement acceptable to the Administrative Agent providing for the sale by such recipient of their capital stock in Borrower to a Person designated by the Administrative Agent in the event of any foreclosure by the Administrative Agent upon the remaining capital stock in Borrower (or any other sale arranged by the Borrower or its representatives when an Event of Default exists).

                  11.24 JURISDICTION AND VENUE. Except as otherwise expressly provided in any Loan Document, the parties hereto and thereto agree and intend that the proper and exclusive forum for any litigation of any disputes or controversies arising out of or related to the Loan Documents shall be the Superior Court of the State of California for the County of Los Angeles. Notwithstanding the foregoing, the parties agree that, with respect to any Collateral given by Borrower or any Affiliate thereof to any of the Creditors located in states or jurisdictions other than California, or in counties of California other than Los Angeles County, the Administrative Agent shall be entitled on behalf of such Creditors to commence actions in such states or jurisdictions, or in such counties of California, against Borrower or any Affiliate thereof or other Persons for the purpose of seeking provisional remedies, INCLUDING actions for claim and delivery of Property, or for injunctive relief or appointment of a receiver, or actions to foreclose upon Liens granted to the Creditors. Each party to any Loan Document, to the extent permitted by applicable laws, hereby expressly waives any defense or objection to jurisdiction or venue based on the doctrine of FORUM NON CONVENIENS, and stipulates that the Superior Court of the State of California for the County of San Francisco shall have IN PERSONAM jurisdiction and venue over such party for the purpose of litigating any dispute or controversy arising out of or related to the Loan Documents. In the event Borrower or any Affiliate thereof should commence or maintain any action or proceeding arising out of or related to the Loan Documents in a forum other than the Superior Court of the State of California for the County of San Francisco, the Creditors shall be entitled to request the dismissal or stay of such action or proceeding, and Borrower and its Affiliates stipulate that such action or proceeding shall be dismissed or stayed.

                  11.25 JURY TRIAL WAIVER. AFTER REVIEWING THIS PROVISION SPECIFICALLY WITH THEIR RESPECTIVE COUNSEL, BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND EACH LENDER HEREBY KNOWINGLY, INTELLIGENTLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING BASED ON OR ARISING OUT OF, UNDER, IN CONNECTION WITH, OR RELATING TO THIS AGREEMENT, THE LETTERS OF CREDIT, ANY OF THE NOTES, ANY OF THE OTHER LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF BORROWER, THE ADMINISTRATIVE AGENT, OR ANY LENDER. THIS


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PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS TO MAKE THE LOANS TO AND
ISSUE LETTERS OF CREDIT FOR THE ACCOUNT OF BORROWER.

                  11.26 GOVERNING LAW. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED THEREIN, EACH LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF CALIFORNIA.

                  11.27 PURPORTED ORAL AMENDMENTS. THE PARTIES HERETO EXPRESSLY ACKNOWLEDGE THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. THE PARTIES HERETO AGREE THAT THEY WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE ADMINISTRATIVE AGENT OR ANY LENDER THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THE AGREEMENT OF THE OTHER LOAN DOCUMENTS.

                           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                   Borrower:

                                   BUSH ACQUISITION CORPORATION,
                                   a Delaware corporation

                                   By:_________________________________
                                            Name:
                                            Title:

                                   Address:

                                   P.O. Box 267 Guadalupe, CA 93434
                                   4595 West Main Street
                                   Attn: Kirk Tunnel
                                   Telephone: (805) 343 2835 x 5329
                                   Telecopier: (805) 343 0745

                                   BANK OF AMERICA, N.A.,
                                   as Administrative Agent,
                                   as Issuing Lender and as a Lender

                                   By:_________________________________
                                            Jeffrey Perkins
                                            Senior Vice President

                                   Address:

                                   Bank of America, N.A.

                                   MC CA3-103-01-03

                                   101 Park Center Plaza, First Floor
                                   San Jose, CA 95113
                                   Attn: Jeffrey Perkins, Senior Vice President

                                   Telephone: (408) 971-5009
                                   Telecopier: (408) 277-7087


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